                                                                   EXHIBIT 10.48

                         AGREEMENT OF PURCHASE AND SALE

                                    between

                          PAH ACQUISITION CORPORATION
                             a Virginia corporation

                                      and

                                  ("Patriot")

                                      and

                      WOOD DALE GARDEN HOTEL PARTNERSHIP,
                          a Texas general partnership

                                   ("Seller")

                               TABLE OF CONTENTS

                                                                            Page
ARTICLE I     DEFINITIONS
    1.1       Definitions....................................................  1

ARTICLE II    PURCHASE AND SALE OF PROPERTY; DEPOSIT; PAYMENT OF
              PURCHASE PRICE; TITLE
    2.1       Purchase and Sale..............................................  7
    2.2       Payment of Purchase Price......................................  8
    2.3       Deposit........................................................  8
    2.4       Submission Matters and Title Information.......................  8

ARTICLE III   SELLER'S REPRESENTATIONS AND WARRANTIES
    3.1       Organization and Power........................................  11
    3.2       Authorization and Execution...................................  11
    3.3       Non-contravention.............................................  11
    3.4       Title To Real Property........................................  12
    3.5       No Special Taxes..............................................  12
    3.6       Compliance with Existing Laws.................................  12
    3.7       Personal Property.............................................  12
    3.8       Operating Agreements..........................................  12
    3.9       Insurance.....................................................  12
    3.10      Condemnation Proceedings; Roadways............................  12
    3.11      Actions or Proceedings........................................  13
    3.12      Labor and Employment..........................................  13
    3.13      Financial Information and Submission Matters..................  13
    3.14      Submission Matters............................................  13
    3.15      Bankruptcy....................................................  13
    3.16      Hazardous Substances..........................................  13
    3.17      Intentionally Deleted.........................................  14
    3.18      Occupancy Agreements..........................................  14
    3.19      Leased Property...............................................  14
    3.20      Americans With Disabilities Act...............................  14
    3.21      Structural Condition..........................................  14
    3.22      Zoning and Platting...........................................  14
    3.23      Access........................................................  14
    3.24      No Commitments................................................  14
    3.25      Seller Is Not a "Foreign Person"..............................  15
    3.26      No Other Property Interests...................................  15
    3.27      Intentionally Deleted.........................................  15
    3.28      Intentionally Deleted.........................................  15
    3.29      Intentionally Deleted.........................................  15

    3.30      Relationship to Certain Parties...............................  15
    3.31      LIMITATIONS ON REPRESENTATIONS AND WARRANTIES.................  15

ARTICLE IV    PATRIOT'S REPRESENTATIONS AND WARRANTIES
    4.1       Organization and Power........................................  16
    4.2       Authority of Patriot..........................................  17
    4.3       Non-contravention.............................................  17
    4.4       Litigation....................................................  17
    4.5       Bankruptcy....................................................  17

ARTICLE V     CONDITIONS PRECEDENT
    5.1       As to Patriot's Obligations...................................  17
    5.2       As to Seller's Obligations....................................  19
    5.3       As to Patriot's and Seller's Obligations......................  19

ARTICLE VI    COVENANTS OF SELLER
    6.1       Operating Agreements and Occupancy Agreements.................  20
    6.2       Warranties and Guaranties.....................................  21
    6.3       Insurance.....................................................  21
    6.4       Independent Audit.............................................  21
    6.5       Operation of Property Prior to Closing........................  21
    6.6       No Marketing..................................................  22
    6.7       Employees.....................................................  22

ARTICLE VII   INTENTIONALLY DELETED

ARTICLE VIII  CLOSING
    8.1       Closing.......................................................  23
    8.2       Seller's Deliveries...........................................  24
    8.3       Patriot's Deliveries..........................................  26
    8.4       Mutual Deliveries.............................................  27
    8.5       Closing Costs.................................................  27
    8.6       Revenue and Expense Allocations...............................  27

ARTICLE IX    GENERAL PROVISIONS
    9.1       Condemnation..................................................  30
    9.2       Risk of Loss..................................................  30
    9.3       Absence of Broker.............................................  31
    9.4       Bulk Sale.....................................................  31
    9.5       Confidentiality...............................................  31
    9.6       Seller's Accounts Receivable..................................  32

ARTICLE X     LIABILITY OF PATRIOT; INDEMNIFICATION BY SELLER;
              DEFAULT; TERMINATION RIGHTS
    10.1      Liability of Patriot..........................................  32

    10.2      Indemnification by Seller.....................................  32
    10.3      Indemnification by Patriot....................................  33
    10.4      Default by Seller/Failure of Conditions Precedent.............  33
    10.5      Default by Patriot/Failure of Conditions Precedent............  33
    10.6      Costs and Attorneys' Fees.....................................  34
    10.7      Limitation of Liability.......................................  34

ARTICLE XI    MISCELLANEOUS PROVISIONS
    11.1      Completeness; Modification....................................  34
    11.2      Assignments...................................................  34
    11.3      Successors and Assigns........................................  34
    11.4      Days..........................................................  34
    11.5      Governing Law.................................................  35
    11.6      Counterparts..................................................  35
    11.7      Severability..................................................  35
    11.8      Costs.........................................................  35
    11.9      Notices.......................................................  35
    11.10     Escrow Agent..................................................  36
    11.11     Incorporation by Reference....................................  37
    11.12     Survival......................................................  37
    11.13     Further Assurances............................................  37
    11.14     No Partnership................................................  37
    11.15     Time of Essence...............................................  37
    11.16     Signatory Exculpation.........................................  37
    11.17     Rules of Construction.........................................  37

EXHIBITS
- --------
Exhibit A  -   Land
Exhibit B  -   Surveyor's Certificate
Exhibit C  -   Other Properties
Exhibit D  -   Wyndham Comfort Letter
Exhibit E  -   Lease

SCHEDULES
- ---------
Schedule 1  -  Authorizations
Schedule 2  -  Intentionally Deleted
Schedule 3  -  Occupancy Agreements
Schedule 4  -  Operating Agreements
Schedule 5  -  Intentionally Deleted
Schedule 6  -  Personal Property Leases

                        AGREEMENT OF PURCHASE AND SALE
                        ------------------------------


          THIS AGREEMENT OF PURCHASE AND SALE (this "Agreement") is made as of
                                                     ---------
this ________ day of July, 1996, between PAH ACQUISITION CORPORATION, a Virginia corporation ("Patriot"), and WOOD DALE GARDEN HOTEL PARTNERSHIP, a Texas general
              -------
partnership ("Seller").
              ------

                             R E C I T A T I O N S:

          A. Seller is the owner of that certain real property known as the "Wyndham Wood Dale, Chicago, Illinois", situate, lying and being in DuPage County, State of Illinois.

          B. Patriot is desirous of purchasing such hotel property from Seller and Seller is desirous of selling such hotel property to Patriot, for the Purchase Price and upon the terms and conditions hereinafter set forth.

          NOW, THEREFORE, in consideration of premises and in consideration of the mutual covenants, promises and undertakings of the parties hereinafter set forth, and for other good and valuable considerations, the receipt and sufficiency of which is hereby acknowledged by the parties, it is agreed:


                                   ARTICLE I
                                   ---------
                                  DEFINITIONS
                                  -----------

          1.1  Definitions.  The following terms shall have the indicated
               -----------
meanings:

          "Act of Bankruptcy" shall mean if a party hereto or any general
           -----------------
partner thereof shall (a) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (b) admit in writing its inability to pay its debts as they become due, (c) make a general assignment for the benefit of its creditors, (d) file a voluntary petition or commence a voluntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect), (e) be adjudicated a bankrupt or insolvent, (f) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts,
(g) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect), or (h) take any corporate or partnership action for the purpose of effecting any of the foregoing; or if a proceeding or case shall be commenced, without the application or consent of a party hereto or any general partner thereof, in any court of competent jurisdiction seeking (1) the liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of debts, of such party or general partner, (2) the appointment of a receiver, custodian, trustee or liquidator for such party or general partner or all or any substantial part of its assets, or (3) other similar relief under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, and such proceeding or case shall continue undismissed; or an order (including an order for relief entered in an involuntary case under the Federal Bankruptcy Code, as now or hereafter in effect) judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 consecutive days.

          "Advance Bookings" shall mean reservations made by Seller prior to
           ----------------
Closing for Hotel rooms or meeting rooms to be utilized after Closing, or for catering services or other Hotel services to be provided after Closing, in the ordinary course of business.

          "Affiliated Company" means any other entity which is, along with a
           ------------------
party and/or its management company, a member of a controlled group of corporations or a controlled group of trades or businesses (as defined in Section 414(b) or (c) of the Internal Revenue Code), any entity which along with such party and/or its management company is included in an affiliated service group as defined in Section 414(m) of the Internal Revenue Code, and any other entity which is required to be aggregated with such party and/or its management company pursuant to Treasury Regulations under Section 414(o) of the Internal Revenue Code.

          "Applicable Laws" shall mean any applicable building, zoning,
           ---------------
subdivision, environmental, health, safety or other governmental laws, statutes, ordinances, resolutions, rules, codes, regulations, orders or determinations of any Governmental Authority or of any insurance boards of underwriters (or other body exercising similar functions), or any restrictive covenants or deed restrictions affecting the Property or the ownership, operation, use, maintenance or condition thereof.

          "Assignment and Assumption Agreement" shall mean one or more
           -----------------------------------
assignment and assumption agreements whereby (a) Seller (1) assigns and Patriot's lessee assumes the Operating Agreements, Space Lease and Personal Property Leases that have not been terminated prior to Closing in accordance herewith, (2) assigns all of Seller's right, title and interest in and to the Intangible Personal Property, to the extent assignable, and (3) indemnifies, defends and holds Patriot and Patriot's lessee harmless with respect to all defaults, liabilities, claims, costs and expenses (including, without limitation, reasonable attorneys' fees) relating to acts or omissions accruing under such Operating Agreements, and Personal Property Leases before the Closing Date; and (b) Patriot's lessee indemnifies, defends and holds Seller harmless with respect to all defaults, liabilities, claims, costs and expenses (including, without limitation, reasonable attorneys' fees) relating to acts or omissions accruing under such Operating Agreements and Personal Property Leases from and after the Closing Date.

          "Assignment of Occupancy Agreements" shall mean the assignment
           ----------------------------------
agreement, in recordable form, whereby (a) Seller (1) assigns and Patriot's lessee assumes all of Seller's right, title and interest in and to the Occupancy Agreements, and (2) indemnifies, defends and holds Patriot and Patriot's lessee harmless with respect to all defaults, liabilities, claims, costs and expenses (including, without limitation, reasonable attorneys' fees) relating to acts or omissions accruing under such Occupancy Agreements before the Closing Date; and
(b) Patriot's lessee indemnifies, defends and holds Seller harmless with respect to all defaults, liabilities, claims, costs and expenses (including, without limitation, reasonable attorneys' fees) relating to acts or omissions accruing under such Occupancy Agreements from and after the Closing Date.

          "Authorizations" shall mean all licenses, permits and approvals
           --------------
required by any governmental or quasi-governmental agency, body, department, commission, board, bureau, instrumentality or officer, with respect to the construction, ownership, operation, leasing, maintenance, or use of the Property or any part thereof, which Authorizations are more particularly described on
Schedule 1 attached hereto and made a part hereof.
- ----------

          "Bill of Sale - Personal Property" shall mean one or more bills of
           --------------------------------
sale conveying title to the Tangible Personal Property from Seller to Patriot (as Patriot shall specify).

          "Closing" shall mean the Closing of the purchase and sale of the
           -------
Property pursuant to this Agreement and shall be deemed to occur on the Closing Date.

          "Closing Date" shall mean the date on which the Closing occurs.
           ------------

          "Closing Documents" shall mean the documents defined as such in
           -----------------
Section 8.1 hereof.
- -----------

          "Cross-Collateralized Properties" shall have the meaning ascribed to
           -------------------------------
such term in Section 5.3(b) hereof.
             --------------

          "Deed" shall mean that certain deed conveying marketable title to the
           ----
Real Property with special warranty covenants of title from Seller to Patriot, in recordable form, and subject only to Permitted Title Exceptions. If there is any difference between the description of the Land, as shown on Exhibit A
                                                                ---------
attached hereto and the description of the Land as shown on the Survey, the description of the Land to be contained in the Deed and the description of the Land set forth in the Title Commitment shall conform to the description shown on the Survey.

          "Deposit" shall mean all amounts deposited from time to time with
           -------
Escrow Agent by Patriot pursuant to Section 2.3 hereof.  All cash Deposits shall
                                    -----------
be invested by Escrow Agent in a commercial bank or banks acceptable to Patriot at money market rates, or in such other investments as shall be approved in writing by Seller and Patriot. The Deposit shall be held and disbursed by Escrow Agent in strict accordance with the terms and provisions of this Agreement.

          "Effective Date" shall mean the date this Agreement has been fully
           --------------
executed and delivered by all parties hereto.

          "Environmental Damages" shall mean all third-party claims, judgments,
           ---------------------
damages, losses, penalties, fines, liabilities (including, without limitation, punitive damages and strict liability), encumbrances, liens, costs and expenses of investigation and defense of any claim, whether or not such is ultimately defeated, and of any settlement or judgment, of whatever kind or nature, contingent or otherwise, matured or unmatured, including, without limitation, attorneys' fees and disbursements and consultants' fees, any of which arise as a result of the existence of Hazardous Materials upon, about or beneath the Property or migrating or threatening to migrate from the Property, or as a result of the existence of a violation of Environmental Requirements pertaining to the Property.

          "Environmental Requirements" shall mean (i) all applicable statutes,
           --------------------------
regulations, rules, policies, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, and similar items, of all Governmental Authorities, and (ii) all judicial, administrative and regulatory decrees, judgments and orders, in each case of (i) and (ii) relating to the protection of human health or the environment from Hazardous Materials, including, without limitation: (a) all requirements thereof, including, without limitation, those pertaining to reporting, licensing, permitting, investigation and remediation of emissions, discharges, releases or threatened releases of Hazardous Materials into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials; and (b) all requirements pertaining to the protection of the health and safety of employees or the public from Hazardous Materials.

          "Escrow Agent" shall mean Unity Title Company, whose address is 2610
           ------------
Maxus Energy Tower, 717 North Harwood Street, Dallas, Texas 75201 (telephone
(214) 969-5300, fax (214) 969-5348).

          "Financial Information" shall mean the financial information defined
           ---------------------
as such in Section 3.13 hereof.
           ------------

          "FIRPTA Certificate" shall mean the affidavit of Seller under Section
           ------------------
1445 of the Internal Revenue Code, as amended, certifying that Seller is not a foreign corporation, foreign partnership, foreign trust, foreign estate or foreign person (as those terms are defined in the Internal Revenue Code and regulations promulgated thereunder), in form and substance satisfactory to Patriot.

          "Governmental Authority" shall mean any federal, state, county,
           ----------------------
municipal or other government or any governmental or quasi-governmental agency, department, commission, board, bureau, officer or instrumentality, foreign or domestic, or any of them, having jurisdiction over Patriot or the Project.

          "Hazardous Materials" shall mean any chemical substance: (i) which is
           -------------------
or becomes defined as a "hazardous substance," "hazardous waste," "hazardous material," "pollutant," "contaminant," or "toxic," "explosive," "corrosive," "flammable," "infectious," "radioactive," "carcinogenic," or "mutagenic" material under any law, regulation, rule, order, or other authority of the federal, state or local governments, or any agency, department, commission, board, or instrumentality thereof, regarding the protection of human health or the environment from such chemical substances including, but not limited to, the following federal laws and their amendments, analogous state and local laws, and any regulations promulgated thereunder: the Clean Air Act, the Clean Water Act, the Oil Pollution Control Act, the Comprehensive Environmental Response, Compensation, and Liability Act of 1986, the Emergency Planning and Community Right to Know Act, the Solid Waste Disposal Act, the Resource Conservation and Recovery Act, the Safe Drinking Water Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Toxic Substances Control Act, including, without limitation, asbestos and gasoline and other petroleum products (including crude oil or any fraction thereof); (ii) without limitation, which contains gasoline, diesel fuel or other petroleum hydrocarbons; (iii) without limitation, which contains drinking biphenyls or asbestos or asbestos-containing materials or urea formaldehyde foam insulation; or (iv) without limitation, radon gas.

          "Hotel" shall mean the 162-room hotel and related amenities located
           -----
on the Land.

          "Improvements" shall mean the Hotel and all other buildings,
           ------------
improvements, fixtures and other items of real estate located on the Land.

          "Insurance Policies" shall mean all policies of insurance maintained
           ------------------
by or on behalf of Seller pertaining to the Property, its operation, or any part thereof.

          "Intangible Personal Property" shall mean all intangible personal
           ----------------------------
property owned or possessed by Seller and used in connection with the ownership, operation, leasing, occupancy or maintenance of the Property, including, without limitation, (1) the Authorizations, (2) utility and development rights and privileges, business records, plans and specifications pertaining to the Real Property and the Personal Property, (3) any unpaid award for taking by condemnation or any damage to the Land by reason of a change of grade or location of or access to any street or highway which was not effective prior to the Effective Date, and (4) the share of the Rooms Ledger determined under
Section 8.6 hereof, excluding (a) any of the aforesaid rights Patriot elects not
- -----------
to acquire, (b) cash reserves for FF&E, taxes and insurance, and (c) accounts receivable except for the above described share of the Rooms Ledger.

          "Land" shall mean that certain parcel of real estate lying and being
           ----
in DuPage County, Illinois, as more particularly described on Exhibit A attached
                                                              ---------
hereto, together with all easements, rights, privileges, remainders, reversions and appurtenances thereunto belonging or in any way appertaining, and all of the estate, right, title, interest, claim or demand whatsoever of Seller therein, in the streets and ways adjacent thereto and in the beds thereof, either at law or in equity, in possession or expectancy, now or hereafter acquired.

          "Lease" means the lease of the Hotel in the form of Exhibit E attached
           -----                                              ---------
hereto, which has been approved by Lessor and Lessee and is to be entered by Lessor and Lessee in accordance with Section 8.4(d) hereof.
                                     --------------

          "Leased Property" shall mean all leased items of Tangible Personal
           ---------------
Property.

          "Lessee" means Crow Hotel Lessee, Inc.
           ------

          "Lessor" means Patriot or its assignee.
           ------

          "Manager" shall have the meaning ascribed to such term in Section
           -------                                                  -------
5.11(e) hereof.
- -------

          "Occupancy Agreements" shall mean all leases, concession or occupancy
           --------------------
agreements in effect with respect to the Real Property under which any tenants (other than Hotel guests) or concessionaires occupy space upon the Real Property, which Occupancy Agreements are described on Schedule 3 attached hereto
                                                      ----------
and made a part hereof.

          "Operating Agreements" shall mean all management, service, supply and
           --------------------
maintenance contracts, if any, in effect with respect to the Property and all other contracts (other than the Occupancy Agreements and the Space Lease) that affect the Property or are otherwise related to the construction, ownership, operation, occupancy or maintenance of the Property, which Operating Agreements are described on Schedule 4 attached hereto and made a part hereof.
                 ----------

          "Operating Partnership" shall mean Patriot American Hospitality
           ---------------------
Partnership, L.P., a Virginia limited partnership.

          "Other Agreement of Purchase and Sale" means any one of those certain
           ------------------------------------
Other Agreements of Purchase and Sale.

          "Other Agreements of Purchase and Sale" means that certain
           -------------------------------------
Contribution Agreement and those certain Agreements of Purchase and Sale of even date herewith for the Other Properties entered into by Patriot and affiliates of Seller.

          "Other Lease Agreements" means those certain leases of the hotels to
           ----------------------
be acquired on the Closing Date by Patriot pursuant to the Other Agreements of Purchase and Sale between Lessor, as lessor, and Lessee, as lessee.

          "Other Properties" means those certain four hotels described on
           ----------------
Exhibit C attached hereto and made a part hereof.
- ---------

          "Other Property" means any one of those certain four hotels described
           --------------
on Exhibit C.
   ---------

          "Owner's Title Policy" shall mean a Form B ALTA owner's policy of
           --------------------
title insurance issued to Patriot by the Title Company, pursuant to which the Title Company insures Patriot's ownership of fee simple title to the Real Property (including the indefeasibility thereof) subject only to Permitted Title Exceptions. The Owner's Title Policy shall insure Patriot in the amount of the Purchase Price and shall be reasonably acceptable in form and substance to Patriot. Patriot may require such deletions of standard exceptions and such title endorsements as are legally available and customarily required by institutional investors purchasing property comparable to the Property in the State where the Property is situated. The description of the Land in the Owner's Title Policy shall be by courses and distances or by reference to a legal, subdivided lot and shall be identical to the description shown on the Survey.

          "Patriot's Objections" shall mean the objections defined as such in
           --------------------
Section 2.4(c) hereof.
- --------------

          "Permitted Title Exceptions" shall mean those exceptions to title to
           --------------------------
the Real Property that are satisfactory to Patriot or deemed satisfactory to Patriot pursuant to Section 2.4(c) hereof.
                    --------------

          "Personal Property" shall mean collectively the Tangible Personal
           -----------------
Property and the Intangible Personal Property.

          "Personal Property Leases" shall mean the leases pursuant to which
           ------------------------
Seller leases the Leased Property, which Personal Property Leases are described on Schedule 6 attached hereto and made a part hereof.
   ----------

          "Property" shall mean collectively the Real Property and the Personal
           --------
Property.

          "Purchase Price" shall mean $13,380,000.00 payable in the manner
           --------------
described in Section 2.2 hereof and subject to adjustment as set forth herein.
             -----------

          "Real Property" shall mean the Land and the Improvements.
           -------------

          "Rooms Ledger" shall mean the final night's room revenue (revenue from
           ------------
rooms occupied as of 12:01 a.m. on the Closing Date, exclusive of food, beverage, telephone and similar charges which shall be retained by Seller), including any sales taxes, room taxes or other taxes thereon.

          "Seller's Organizational Documents" shall mean the current partnership
           ---------------------------------
agreement and certificate of limited partnership and all amendments thereto of Seller and its general partners.

          "Submission Matters" shall mean all items Seller is required to
           ------------------
deliver to Patriot or make available to Patriot for its review pursuant to

Section 2.4(a) hereof.
- --------------

          "Survey" shall mean the survey defined as such in and prepared
           ------
pursuant to Section  2.4(c) hereof.
            ---------------

          "Tangible Personal Property" shall mean the items of tangible personal
           --------------------------
property consisting of all furniture, fixtures, equipment, machinery and other personal property of every kind and nature (including cash-on-hand and petty cash funds) located on or used or useful in the operation of the Hotel and owned by Seller, including, without limitation, unopened inventories of food and beverages and the stock of linens, towels, paper goods, soaps, cleaning supplies, china, glassware, silverware, tablecloths, napkins, television sets, carpets, drapes, rugs, floor coverings, mattresses, pillows, bed spreads and miscellaneous guest supplies, engineering cleaning supplies and the like.

          "Title Commitment" shall mean the title commitment and exception
           ----------------
documents defined as such in Section 2.4(c) hereof.
                             --------------

          "Title Company" shall mean Escrow Agent on behalf of Commonwealth Land
           -------------
Title Insurance Company or other title insurance underwriter selected by Patriot.

          "UCC Reports" shall mean the reports defined as such in Section
           -----------                                            -------
2.4(c) hereof.
- ------

          "Utilities" shall mean public sanitary and storm sewers, natural gas,
           ---------
telephone, public water facilities, electrical facilities and all other utility facilities and services necessary or appropriate for the operation and occupancy of the Property as a hotel.

          "Warranties and Guaranties" shall mean all warranties and guaranties
           -------------------------
relating to the Improvements or the Tangible Personal Property or any part thereof, if any.


ARTICLE II
- ----------
        PURCHASE AND SALE OF PROPERTY; DEPOSIT; PAYMENT
        -----------------------------------------------
                            OF PURCHASE PRICE; TITLE
                            ------------------------

          2.1       Purchase and Sale.  Seller agrees to sell, and Purchaser
                    -----------------
agrees to purchase, the Property for the Purchase Price and in accordance with, and subject to, the terms and conditions hereinafter set forth.

          2.2       Payment of Purchase Price.  The Purchase Price, subject to
                    -------------------------
adjustment as provided in Section 2.5 below, shall be paid to Seller in the
                          -----------
following manner:

                    (a) Purchaser shall receive a credit against the Purchase Price in an amount equal to the amount of the cash Deposit.

                    (b) Patriot shall pay the balance of the Purchase Price as adjusted in the manner specified in Article VIII and as set forth below, to
                                    ------------
Seller or other applicable party at Closing by making a wire transfer of immediately available federal funds to the account of Seller or other applicable party as specified in writing by Seller.

The parties agree that the Purchase Price shall be allocated between the Real Property and Personal Property in accordance with the appraisal of the Personal Property to be obtained by Patriot prior to the Closing.

          2.3       Deposit.  Within three (3) days after the execution hereof
                    -------
by both Seller and Patriot and as a condition precedent to the effectiveness of this Agreement, Patriot shall deliver to Escrow Agent (i) a wire transfer or check in the sum of Fifty Dollars ($50.00) payable to the order of Seller representing the independent consideration for Seller's execution of this Agreement and agreement to provide Patriot with the Study Period (which check or the proceeds of which wire transfer shall thereafter be delivered by Escrow Agent to Seller) and (ii) a demand note in the amount of $104,531.00 executed by the Operating Partnership, payable to the order of Seller (the "Deposit").
                                                                -------
Escrow Agent shall hold the Deposit pursuant to the terms, conditions and provisions of this Agreement. The Deposit shall be either (a) returned to Patriot pursuant hereto, or (b) paid to Seller pursuant hereto.

          2.4       Submission Matters and Title Information.
                    ----------------------------------------

                    (a) Seller has delivered the following to Patriot and Patriot has approved the following:

                        (1) Copies of all Occupancy Agreements in effect as of the date of this Agreement.

                        (2) To the extent in Seller's possession or reasonably available to Seller, copies of all Authorizations including, without limitation, all certificates of occupancy, permits, authorizations, approvals and licenses issued by Governmental Authorities having jurisdiction over the Property and copies of all certificates issued by the local board of fire underwriters (or other body exercising similar functions) relating to the Property. For the purpose of this Agreement any Submission Matters in the possession of Seller's management company shall be deemed to be "reasonably available to Seller."

                        (3) A complete list of advance reservations and room bookings for the Property.

                        (4)  Complete copies of all such Operating Agreements.

                        (5) A schedule setting forth the type and amounts of insurance coverage maintained by Seller with respect to the Property as of the date of this Agreement and complete copies of all such Insurance Policies.

                        (6) To the extent in Seller's possession or reasonably available to Seller, financial and operating statements for the Property for the previous three (3) calendar years and the year to date.

                        (7) The operating and capital expenditure budget for the Property for the current calendar year and, to the extent in Seller's possession or reasonably available to Seller, for the previous three (3) calendar years.

                        (8) A complete list of all Leased Property and complete copies of all Personal Property Leases.

                        (9) To the extent in Seller's possession or reasonably available to Seller, copies of invoices for all ad valorem taxes and special assessments assessed against the Property for the current calendar year and prior three calendar years, either statements for Utilities payable for the current calendar year and any prior years (if available at the Hotel or in the Dallas, Texas office of Seller's current manager of the Hotel) or such other information which Seller may have in its or Seller's current manager's possession itemizing the payment of Utilities for the Hotel, and any information in Seller's possession or reasonably available to Seller regarding current renditions or assessments on the Property or notices relative to change in valuation for ad valorem taxes.

                        (10) To the extent in Seller's possession or reasonably available to Seller, a complete list of all Warranties and Guaranties in effect as of the date of this Agreement and complete copies of all such Warranties and Guaranties.

                        (11) Copies of all soil tests, structural engineering tests, masonry tests, percolation tests, water, oil, gas, mineral, radon, formaldehyde, PCB or other environmental tests, audits or reports, market studies and site plans related to the Property in Seller's possession or reasonably available to Seller.

                        (12) If in Seller's possession or reasonably available to Seller, Seller will make available to Patriot at the Property or at the office's of Seller's current manager in Dallas, Texas, copies of complete sets of all architectural, mechanical, structural and/or electrical plans and specifications used in connection with the construction of or alterations or repairs to the Property.

                        (13) If in Seller's possession or reasonably available to Seller, Seller will make available to Patriot at the Property or at the office's of Seller's current manager in Dallas, Texas, copies of as-built plans and specifications for the Property.

                        (14) Parking, structural, mechanical or other engineering reports or engineering studies related to the Property, if any, in Seller's possession or reasonably available to Seller.

                        (15) If in Seller's possession or reasonably available to Seller, copies of any title insurance policies covering the Real Property and any surveys of all or any portion of the Property.

Until the Closing, Seller shall make available to Patriot, its agents, auditors, engineers, attorneys, potential lessees and other designees, for inspection and/or copying, copies of all existing architectural and engineering studies, surveys, title insurance policies, zoning and site plan materials, correspondence, environmental audits and reviews, books, records, tax returns, bank statements, financial statements, advance reservations and room bookings and function bookings, rate schedules and any and all other materials or information relating to the Property which are in, or come into, Seller's possession or control or are otherwise reasonably available to Seller.

          (b) Patriot shall give Seller reasonable oral or written notice of all proposed inspections to be undertaken on the Property. Seller's prior oral or written consent shall be required (but shall not be unreasonably withheld or delayed) only as to Patriot's undertaking of invasive testing at the Property, and such testing and inspections shall be coordinated with the general manager of the Hotel. Any such inspection or activity shall (i) not unreasonably interfere with the operation of the Property and (ii) shall be conducted at such times and in such manner as to not unreasonably disturb the guests of the Hotel. Seller shall have the right to designate a representative to accompany Patriot's employees, agents, and independent contractors on any such inspections. Patriot shall indemnify and defend Seller against any loss, damage or claim for personal injury or property damage arising from the negligent or willful acts upon the Real Property by Patriot or any agents, contractors or employees of Patriot. Patriot, at its own expense, shall restore any damage to the Property caused by any of the tests or studies made by Patriot. This provision shall survive any termination of this Agreement and a closing of the transaction contemplated hereby.

          (c) Seller has delivered to Patriot, at Seller's sole cost and expense (and Patriot has approved), two copies to Patriot's attorneys, Akin, Gump, Strauss, Hauer & Feld, L.L.P., a Survey of the Land and the Improvements, prepared by a Surveyor licensed to practice as such in the State where the Land is located and reasonably acceptable to Patriot, bearing a date not earlier than thirty (30) days from the date of its delivery, containing the certificate attached hereto as Exhibit B, and substantially conforming to the requirements set forth in
   ---------
such certificate. Seller has caused the Title Company to furnish to Patriot, at Seller's sole cost and expense (and Patriot has approved), (i) a title insurance commitment bearing an effective date subsequent to the date of this Agreement issued by the Title Company covering the Real Property, binding the Title Company to issue its Owner's Policy of Title Insurance, in form approved for use in the state where the Property is located in favor of Patriot, showing title to be held currently by Seller in a good, indefeasible and insurable condition, together with legible copies of all documents identified in such title insurance commitment as exceptions to title certified as true and complete by the Title Company (collectively, the "Title Commitment"), and (ii) reports of searches
                            ----------------
of the Uniform Commercial Code records of both the county and State in which the Property is located (collectively, the "UCC Reports") with respect to the state
                                        -----------
of title to the Property. Patriot has notified Seller of any matters shown on the Survey or identified in the Title Commitment or the UCC Reports that Patriot is unwilling to accept (collectively, "Patriot's Objections"). If any of
                                       --------------------
Patriot's Objections consist of delinquent taxes, mortgages, deeds of trust, security agreements, construction or mechanics' liens, tax liens or other liens or charges in a fixed sum or capable of computation as a fixed sum, then, to that extent, notwithstanding anything herein to the contrary, Seller shall be obligated to pay and discharge (or bond against in a manner sufficient to cause the Title Company to insure over such Patriot's Objections) at or prior to Closing all of such Patriot's Objections. Seller shall not, after the date of this Agreement, subject the Real Property to or permit or suffer to exist any liens, encumbrances, covenants, conditions, restrictions, easements or other title matters or seek any zoning changes or take any other action which may affect or modify the status of title without Patriot's prior written consent unless same are discharged at or prior to Closing. All title matters revealed by the Title Commitment, UCC Reports and Survey and not objected to by Patriot as provided above (other than those rendering title defeasible and delinquent taxes, mortgages, deeds of trust, security agreements and other liens and charges that are to be paid at Closing as provided above) shall be deemed Permitted Title Exceptions. Notwithstanding the foregoing, Patriot shall not be required to take title to the Real Property subject to any matters which may arise subsequent to the effective date of the Title Commitment, UCC Reports and Survey examined by Patriot prior to the date hereof.


                                  ARTICLE III
                                  -----------
                    SELLER'S REPRESENTATIONS AND WARRANTIES
                    ---------------------------------------

          To induce Patriot to enter into this Agreement and to acquire the Property, and to pay the Purchase Price therefor, Seller hereby makes the following representations and warranties with respect to the Property, upon each of which Seller acknowledges and agrees that Patriot and its permitted assignees are entitled to rely and have relied:

          3.1  Organization and Power.  Seller is a Texas general partnership
               ----------------------
duly formed, validly existing and in good standing under the laws of the State of Texas and is qualified to transact business in the State where the Real Property is located and has all requisite powers and all governmental licenses, authorizations, consents and approvals to carry on its business as now conducted and to enter into and perform its obligations hereunder and under any document or instrument required to be executed and delivered on behalf of Seller hereunder.

          3.2  Authorization and Execution.  This Agreement has been duly
               ---------------------------
authorized by all necessary action on the part of Seller, has been duly executed and delivered by Seller, constitutes the valid and binding agreement of Seller and is enforceable in accordance with its terms. There is no other person or entity who has an ownership interest in the Property or whose consent is required in connection with Seller's performance of its obligations hereunder. The person executing this Agreement on behalf of Seller has the authority to do so.

          3.3  Non-contravention.  The execution and delivery of, and the
               -----------------
performance by Seller of its obligations under, this Agreement do not and will not contravene, or constitute a default under any of Seller's Organizational Documents, any judgment, injunction, order or decree binding upon Seller or to which the Property is subject, or, to Seller's knowledge, do not and will not contravene, or constitute a default under, any provision of applicable law or regulation, any agreement, or other instrument binding upon Seller or to which the Property is subject, or result in the creation of any lien or other encumbrance on any asset of Seller. There are no outstanding agreements (written or oral) pursuant to which Seller (or any predecessor to or representative of Seller) has agreed to sell or has granted an option or right of first refusal to purchase the Property or any part thereof except for those that will be waived or released at or prior to Closing.

          3.4  Title To Real Property.  Seller is the sole owner of fee simple
               ----------------------
absolute title to the Real Property.

          3.5  No Special Taxes.  Seller has no knowledge of, nor has it
               ----------------
received any written notice of, any special taxes or assessments relating to the Property or any part thereof or any planned public improvements that may result in a special tax or assessment against the Property.

          3.6  Compliance with Existing Laws.  To Seller's knowledge, Seller
               -----------------------------
possesses all Authorizations, each of which is valid and in full force and effect, and no provision, condition or limitation of any of the Authorizations has been breached or violated. Seller has no knowledge of any termination, suspension, modification or limitation affecting any of the Authorizations. Seller has no knowledge, nor has it received written notice within the past two
(2) years, of any existing or threatened violation of any provision of any Applicable Laws including, but not limited to, those of environmental agencies or insurance boards of underwriters with respect to the ownership, operation, use, maintenance or condition of the Property or any part thereof, or requiring any repairs or alterations to the Property other than those that have been made prior to the date hereof, which existing or threatened violation could have a materially adverse effect on the value, use, insurability or operation of the Property.

          3.7  Personal Property.  All of the Personal Property, excluding the
               -----------------
Leased Property, being conveyed by Seller hereunder are free and clear of all liens and encumbrances except for those which will be discharged by Seller at Closing, and Seller has good and merchantable title thereto and the right to convey same in accordance with the terms of this Agreement.

          3.8  Operating Agreements.  To Seller's knowledge, there are no
               --------------------
management, service, supply or maintenance contracts in effect with respect to the Property other than the Operating Agreements. To Seller's knowledge, Seller has performed in all material respects all of its obligations under each of the Operating Agreements and there are no defaults under any of the

Operating Agreements. To Seller's knowledge, all other parties to the Operating Agreements have performed all of their obligations thereunder in all material respects, and are not in default thereunder in any material respect. To Seller's knowledge, Seller has received no notice of any intention by any of the parties to any of the Operating Agreements to cancel the same, nor has Seller canceled any of same.

          3.9  Insurance.  To Seller's knowledge, all of Seller's Insurance
               ---------
Policies are valid and in full force and effect and Seller has complied with all requirements or recommendations of the insurance carriers of the Insurance Policies.

          3.10 Condemnation Proceedings; Roadways.  Seller has received no
               ----------------------------------
written notice of any condemnation or eminent domain proceeding pending or threatened against the Property or any part thereof. Seller has no knowledge of any change in the route or width of any street or road adjacent to or serving the Real Property, and Seller has received no written notice of any proposed change in the route, grade or width of, or otherwise affecting, any street or road adjacent to or serving the Real Property.

          3.11 Actions or Proceedings.  There is no action, suit or proceeding
               ----------------------
pending or to Seller's knowledge threatened against or affecting Seller in any court, before any arbitrator or before or by any Governmental Authority which
(a) in any manner raises any question affecting the validity or enforceability of this Agreement, (b) could materially and adversely affect the business, financial position or results of operations of Seller or the Property, (c) could materially and adversely affect the ability of Seller to perform its obligations hereunder, (d) could create a lien on the Property, any part thereof or any interest therein, (e) concerns any past or present employee of Seller or (f) could otherwise adversely affect the Property, any part thereof or any interest therein or the use, operation, condition or occupancy thereof.

          3.12 Labor and Employment Matters.  To Seller's knowledge, neither
               ----------------------------
Seller nor its management company is a party to any oral or written employment contracts or agreements with respect to the Property. To Seller's knowledge, there are no labor disputes or organizing activities pending or threatened as to the operation or maintenance of the Property or any part thereof. Neither Seller nor its management company is a party to any union or other collective bargaining agreement with employees employed in connection with the ownership, operation or maintenance of the Property. Patriot shall not have any liability under any pension, profit sharing or welfare benefit plan that Seller, Seller's management company or any Affiliated Company may have established with respect to the Property or their or its employees.

          3.13 Financial Information and Submission Matters.  To Seller's
               --------------------------------------------
knowledge, all of Seller's financial information, including, without limitation, all books and records and financial statements ("Financial Information") is
                                                 ---------------------
correct and complete in all material respects and presents accurately the results of the operations of the Property for the periods indicated. Since the date of the last financial statement included in Seller's Financial Information, there has been no material adverse change in the financial condition or in the operations of the Property.

          3.14 Submission Matters.  To Seller's knowledge, all Submission
               ------------------
Matters delivered by Seller to Patriot pursuant to this Agreement are true, correct and complete in all material respects.

          3.15 Bankruptcy.  No Act of Bankruptcy has occurred with respect to
               ----------
Seller.

          3.16 Hazardous Substances.  To Seller's knowledge, Seller has not,
               --------------------
nor has Seller received any written notice that any previous owner, tenant, occupant or user of the Property has, engaged in or permitted any operations or activities upon, or any use or occupancy of the Property or any portion thereof, for the purpose of or in any way involving the handling, manufacture, treatment, storage, use, generation, release, discharge, refining, dumping or disposal of any Hazardous Materials on, under, in or about the Property in violation of any Applicable Laws. Seller has not received any written notice that any Hazardous Materials have migrated from or to the Property upon, about, or beneath other properties in violation of any Environmental Requirements. To Seller's knowledge, the Property is not subject to the Environmental Illinois Responsible Property Transfer Act. To Seller's knowledge, neither the Property nor its existing or prior uses fail or failed to materially comply with Environmental Requirements. Seller has no knowledge of any permits, licenses or other authorizations which are required under any Environmental Requirements with regard to the current uses of the Property which have not been obtained and complied with. To Seller's knowledge, neither Seller nor any prior owner, occupant or user of the Property has received any written notice concerning any alleged violation of Environmental Requirements in connection with the Property or any liability for Environmental Damages in connection with the Property for which Seller (or Patriot after Closing) may be liable. To Seller's knowledge, no Hazardous Materials are constructed, deposited, stored or otherwise located on, under, in or about the Property in violation of any Environmental Requirements. To Seller's knowledge, there exists no writ, injunction, decree, order or judgment outstanding, nor any lawsuit, claim, proceeding, citation, summons or investigation, pending or threatened, relating to any alleged violation of Environmental Requirements on the Property, or relating to any Environmental Damages. To Seller's knowledge, no underground or above ground chemical treatment or storage tanks, or gas or oil wells are located on the Property.

          3.17 Intentionally Deleted.
               ---------------------

          3.18 Occupancy Agreements.  There are no leases, concessions or
               --------------------
occupancy agreements in effect with respect to the Real Property other than the Occupancy Agreements. Except as specifically provided in the Occupancy Agreements, no tenant or concessionaire is entitled to any rebates, allowances, free rent or rent abatement for any period after the Closing of the transaction contemplated hereby. To Seller's knowledge, Seller has received no notice of any intention by any of the parties to any of the Occupancy Agreements to cancel the same, nor has Seller canceled any of same. To Seller's knowledge, no brokerage commissions or compensation of any kind shall be due in connection with the Occupancy Agreements, and the rents or revenues to be derived therefrom.

          3.19 Leased Property.  To Seller's knowledge, all Personal Property
               ---------------
Leases are in good standing and free from default.

          3.20 Americans With Disabilities Act.  To Seller's knowledge, Seller
               -------------------------------
has received no written notice that the Property is not in compliance with the Americans With Disabilities Act.

          3.21 Structural Condition.  Except as disclosed in writing by Seller
               --------------------
to Patriot and as contained in any engineering reports concerning the Property delivered to Patriot, to Seller's knowledge, there is no latent material defect in the Improvements or structural elements thereof, mechanical systems (including, without limitation, all heating, ventilating, air conditioning, plumbing, electrical, utility and sprinkler systems) therein, the utility system servicing the Property and the roofs.

          3.22 Zoning and Platting.  Seller has no knowledge of any proceeding
               -------------------
and has received no written notice of any threatened action or proceeding which could result in a modification or termination of the present zoning of the Property. To Seller's knowledge, the Property is properly platted as a separate lot under Applicable Laws and constitutes a separate tax lot. To Seller's knowledge, there is no annexation agreement pertaining to the Property.

          3.23 Access.  Seller has no knowledge of any pending and has received
               ------
no written notice of any threatened governmental proceeding which would limit or result in the termination of the Property's existing access to and from public streets or roads.

          3.24 No Commitments.  To Seller's knowledge, no commitments have been
               --------------
made to any Governmental Authority, utility company, school board, church or other religious body, or any homeowners' association or any other organization, group or individual, relating to the Property which would impose an obligation upon Patriot to make any contribution or dedication of money or land or to construct, install or maintain any improvements of a public or private nature on or off the Property.

          3.25 Seller Is Not a "Foreign Person".  Seller is not a "foreign
               --------------------------------
person" within the meaning of Section 1445 of the Internal Revenue Code, as amended (i.e., Seller is not a foreign corporation, foreign partnership, foreign trust, foreign estate or foreign person as those terms are defined in the Internal Revenue Code and regulations promulgated thereunder).

          3.26 No Other Property Interests.  To Seller's knowledge, there are no
               ---------------------------
property interests, buildings, structures or other improvements or personal property that are owned by Seller which are necessary for the operation of the Hotel that are not being conveyed pursuant to this Agreement.

          3.27 Intentionally Deleted.
               ---------------------

          3.28 Intentionally Deleted.
               ---------------------

          3.29 Intentionally Deleted.
               ---------------------

          3.30 Relationship to Certain Parties.  Seller does not have a direct
               -------------------------------
or indirect relationship to the Central States, Southeast and Southwest Areas Pension Funds within the meaning of Section 514(c)(9)(B)(iv) of the Internal Revenue Code of 1986, as amended.

          3.31 LIMITATIONS ON REPRESENTATIONS AND WARRANTIES.  PATRIOT HEREBY
               ---------------------------------------------
AGREES AND ACKNOWLEDGES THAT, EXCEPT AS SET FORTH IN THIS

ARTICLE 3, OR AS OTHERWISE EXPRESSLY STATED HEREIN OR IN THE DEED OR IN ANY DOCUMENTS EXECUTED IN CONNECTION HEREWITH, NEITHER SELLER NOR ANY AGENT, ATTORNEY, EMPLOYEE OR REPRESENTATIVE OF SELLER HAS MADE ANY REPRESENTATION WHATSOEVER REGARDING THE SUBJECT MATTER OF THIS SALE, OR ANY PART THEREOF, INCLUDING (WITHOUT LIMITING THE GENERALITY OF THE FOREGOING) REPRESENTATIONS AS TO THE PHYSICAL NATURE OR CONDITION OF THE PROPERTY OR THE CAPABILITIES THEREOF, AND THAT PATRIOT, IN EXECUTING, DELIVERING AND/OR PERFORMING THIS AGREEMENT, DOES NOT RELY UPON ANY STATEMENT AND/OR INFORMATION TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, BY ANY INDIVIDUAL, FIRM OR CORPORATION EXCEPT THOSE EXPRESSLY CONTAINED HEREIN OR DELIVERED PURSUANT THERETO OR IN ANY DOCUMENTS EXECUTED IN CONNECTION HEREWITH. EXCEPT AS OTHERWISE PROVIDED HEREIN, PATRIOT AGREES TO TAKE THE REAL PROPERTY AND THE PERSONAL PROPERTY "AS IS," AS OF THE DATE HEREOF, REASONABLE WEAR AND TEAR EXCEPTED. IN ADDITION, EXCEPT AS SET FORTH HEREIN, SELLER MAKES NO REPRESENTATION OR WARRANTIES REGARDING THE COMPLIANCE WITH ANY ENVIRONMENTAL REQUIREMENTS, INCLUDING THE EXISTENCE IN OR ON THE PROPERTY OF HAZARDOUS MATERIALS. THE PROVISIONS OF THIS PARAGRAPH SHALL SURVIVE THE CLOSING OR ANY TERMINATION HEREOF.

Each of the representations and warranties contained in this Article III and its
                                                             -----------
various subparagraphs are intended for the benefit of Patriot and may be waived in whole or in part, by Patriot, but only by an instrument in writing signed by Patriot. All rights and remedies arising in connection with the untruth or inaccuracy of any such representations and warranties shall survive the Closing of the transaction contemplated hereby for the period specified below except to the extent that Seller gives Patriot written notice prior to Closing of the untruth or inaccuracy of any representation or warranty, or Patriot otherwise obtains actual knowledge prior to Closing of the untruth or inaccuracy of any representation or warranty, and Patriot nevertheless elects to close this transaction. Any such written notice from Seller to Patriot shall state in the first paragraph thereof and in all capitalized letters that "THIS NOTICE IS GIVEN PURSUANT TO THE AGREEMENT OF PURCHASE AND SALE MADE AS OF JULY ___, 1996 AND RELATES TO THE UNTRUTH OR INACCURACY OF SELLER'S REPRESENTATIONS OR WARRANTIES." Patriot shall be deemed to have actual knowledge of the untruth or inaccuracy of any representation or warranty only if (i) Patriot receives written notice from Seller satisfying the foregoing requirements, or (ii) Paul
A. Nussbaum, Thomas W. Lattin, Rex E. Stewart or Leslie Ng has actual knowledge of any such untruth or inaccuracy. Except to the extent otherwise expressly provided in the immediately preceding sentence and as provided above, no investigation, audit, inspection, review or the like conducted by or on behalf of Patriot shall be deemed to terminate the effect of any such representations, warranties and covenants, it being understood that Patriot has the right to rely thereon and that each such representation and warranty constitutes a material inducement to Patriot to execute this Agreement and to close the transaction contemplated hereby and to pay the Purchase Price to Seller.

Whenever the term "to Seller's knowledge" or "known to Seller" is used in this Agreement or in any representations and warranties given to Patriot at Closing, such knowledge shall be the actual knowledge of Dave Johnson - East Region (the "Key Personnel") after inquiry of
                                              -------------
the Hotel's general manager, controller, director of food and beverage service and director of sales. Seller shall have no duty to conduct any further inquiry in making any such representations and warranties, and no knowledge of any other person shall be imputed to the Key Personnel. In connection with the representations made in Section 3.16, the term "to Seller's knowledge" or
                        ------------
"known to Seller" shall be deemed to include, with respect to representations and warranties relating to whether the Property complies with Environmental Requirements, only those facts that an experienced, prudent operator and/or manager of real estate properties could reasonably be expected to know have environmental significance and not such facts that would be known only to an environmental professional to have environmental significance.


                                   ARTICLE IV
                                   ----------
                   PATRIOT'S REPRESENTATIONS AND WARRANTIES
                   ----------------------------------------

          To induce Seller to enter into this Agreement and to sell the Property, Patriot hereby makes the following representations and warranties, upon each of which Patriot acknowledges and agrees that Seller is entitled to rely and has relied:

          4.1  Organization and Power.  Patriot is duly organized, validly
               ----------------------
existing and in good standing under the laws of the State of Virginia and has all corporate and/or partnership powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and to enter into and perform its obligations under this Agreement and any document or instrument required to be executed and delivered on behalf of Patriot hereunder.

          4.2  Authority of Patriot.  This Agreement has been duly authorized
               --------------------
by all necessary action on the part of Patriot, has been duly executed and delivered by Patriot, constitutes the valid and binding agreement of Patriot and is enforceable in accordance with its terms. The person executing this Agreement on behalf of Patriot has the authority to do so.

          4.3  Non-contravention.  The execution and delivery of this
               -----------------
Agreement and the performance by Patriot of its obligations hereunder do not and will not contravene, or constitute a default under, any provisions of applicable law or regulation, or any agreement, judgment, injunction, order, decree or other instrument binding upon Patriot or result in the creation of any lien or other encumbrance on any asset of Patriot.

          4.4  Litigation.  There is no action, suit or proceeding, pending or
               ----------
to Patriot's knowledge threatened, against or affecting Patriot in any court or before any arbitrator or before any Governmental Authority which (a) in any manner raises any question affecting the validity or enforceability of this Agreement, (b) could materially and adversely affect the business, financial position or results of operations of Patriot, and (c) could materially and adversely affect the ability of Patriot to perform its obligations hereunder.

          4.5  Bankruptcy.  No Act of Bankruptcy has occurred with respect to
               ----------
Patriot.

Wherever the term "to Patriot's knowledge" or "known to Patriot" is used in this Agreement or in any representations and warranties given to Seller at Closing, such knowledge shall be the actual knowledge of Paul A. Nussbaum, Thomas W. Lattin, Rex E. Stewart or Leslie Ng only, without any further inquiry.


                                   ARTICLE V
                                   ---------
                              CONDITIONS PRECEDENT
                              --------------------

          5.1  As to Patriot's Obligations.  Patriot's obligations hereunder are
               ---------------------------
subject to the satisfaction of the following conditions precedent:

               (a) Seller's Deliveries.  Seller shall have delivered to or for
                   -------------------
the benefit of Patriot, on or before the Closing Date, all of the documents and other information required of Seller pursuant to Sections 8.2 and 8.4 hereof,
                                                 --------------------
the forms of which have been approved by Patriot.

               (b)  Representations, Warranties and Covenants; Obligations of
                    ---------------------------------------------------------
Seller. All of Seller's representations and warranties made in this Agreement
- ------
shall be true and correct in all material respects as of the date hereof and as of the date of Closing as if then made; Seller shall have performed in all material respects all of its covenants and other obligations under this Agreement; and none of the following events (or events of similar magnitude) have occurred which could in Patriot's reasonable judgment, materially and adversely affect the Property:

               (i) a structural failure causing significant human fatalities such as the structural failure that occurred at the Hyatt Hotel in Kansas City, Missouri;

               (ii) significant human fatalities caused by disease which is specifically identified with the Property such as the occurrence of Legionnaires disease associated with the Bellevue Stratford Hotel in Philadelphia, Pennsylvania; and

               (iii)significant human fatalities caused by the failure of life/safety systems such as the fire which occurred at the MGM Grand Hotel in Las Vegas, Nevada.

               (b) Title Insurance.  Receipt by Patriot of an Owner Policy of
                   ---------------
Title Insurance issued by the Title Company subject only to Permitted Title Exceptions as determined in accordance with Section 2.4 hereof and including,
                                            -----------
without limitation, all applicable deletions of standard exceptions and endorsements permitted under applicable state law which are customarily required by institutional investors purchasing property comparable to the Property.

               (c) Title to Property.  Seller shall be the sole owner of good
                   -----------------
and indefeasible fee simple title to the Real Property and good and marketable fee simple title to the Tangible Personal Property, free and clear of all liens, encumbrances, restrictions, conditions and agreements except for Permitted Title Exceptions and those to be released at Closing.

               (d) Condition of Improvements.  The Improvements and the Tangible
                   -------------------------
Personal Property (including but not limited to the mechanical systems, plumbing, electrical, wiring, appliances, fixtures, heating, air conditioning and ventilating equipment, elevators, boilers, equipment, roofs, structural members and furnaces) shall be in the same condition at Closing as they are as of the date hereof, reasonable wear and tear excepted. Prior to Closing, Seller shall not have diminished in any material respect the quality or quantity of maintenance and upkeep services heretofore provided to the Real Property and the Tangible Personal Property. Seller shall not have removed or caused or permitted to be removed any part or portion of the Real Property or the Tangible Personal Property without Patriot's prior written consent unless the same is replaced, prior to Closing, with a similar item of at least equal suitability, quality and value, free and clear of any lien or security interest.

               (e) Right to Use Wyndham Name.  Patriot shall have received a
                   -------------------------
letter agreement from Wyndham Management Corporation ("Manager") in the form of
                                                       -------
Exhibit D attached hereto and made a part hereof.
- ---------

               (f) Liquor License.  There shall be valid liquor licenses,
                   --------------
alcoholic beverage licenses and other permits and Authorizations necessary to operate the restaurant, bars and lounges presently located in the Hotel in place and all such liquor licenses, alcoholic beverage licenses and other permits and Authorizations shall be held in the names of the operators of such businesses. Seller agrees to cause the holders of such licenses to execute such consents and estoppels as reasonably required by Patriot's lender.

Each of the conditions contained in this Section are intended for the benefit of Patriot and may be waived in whole or in part, by Patriot, but only by an instrument in writing signed by Patriot.

     5.2  As to Seller's Obligations.  Seller's obligations hereunder are
          --------------------------
subject to the satisfaction of the following conditions precedent:

          (a) Patriot's Deliveries.  Patriot shall have delivered to or for the
              --------------------
benefit of Seller, on or before the Closing Date, all of the documents and payments required of Patriot pursuant to Sections 8.3 and 8.4 hereof.
                                         --------------------

          (b) Representations, Warranties and Covenants; Obligations of Patriot.
              -----------------------------------------------------------------
All of Patriot's representations and warranties made in this Agreement shall be true and correct in all material respects as of the date hereof and as of the date of Closing as if then made and Patriot shall have performed in all material respects all of its covenants and other obligations under this Agreement.

          (c) Closing Under Other Agreements.  Simultaneously with the Closing
              ------------------------------
of the transaction contemplated hereby and subject to Patriot's rights set forth in other sections of this Agreement, Seller or Seller's affiliates or related entities shall have sold and conveyed to Patriot, and Patriot and/or its permitted assigns shall have purchased, the Other Properties.

          (d) Prepayment Penalties.  Either (i) the holder of the first lien
              --------------------
encumbering the Property and the Other Properties waives the prepayment penalties payable pursuant to the first lien loan documents encumbering the Property and the Other Properties (the "Prepayment Penalties"), or (ii) Seller
                                        --------------------
agrees to pay the Prepayment Penalties, in which event Patriot shall pay the lesser of (1) 25% of the Prepayment Penalties charged by such first lien lender or (2) $200,000.00.

Each of the conditions contained in this Section are intended for the benefit of Seller and may be waived in whole or in part, by Seller, but only by an instrument in writing signed by Seller.

     5.3  As to Patriot's and Seller's Obligations.  Patriot's and Seller's
          ----------------------------------------
obligations hereunder are subject to the satisfaction of the following conditions precedent:

          (a) Acquisition of Other Properties.  Simultaneously with the Closing
              -------------------------------
of the transaction contemplated hereby, Seller or Seller's affiliates or related entities shall have sold and conveyed to Patriot and/or its permitted assigns, and Patriot and/or its permitted assigns shall have purchased, the Other Properties. Patriot at its option may, and Seller shall be obligated to, waive this condition at the Closing as to any or all of the Other Properties for which a Permitted Reason (defined below) exists. The term "Permitted Reason" shall mean: (i) either (a) the presence at an Other Property of any Hazardous Materials and the abatement or other remediation of such Hazardous Materials with respect to the Property is required by Environmental Requirements, as evidenced by a letter from a qualified engineer (with a copy of the report of such engineer) and Seller or its affiliate or related entity which owns the affected Other Property is not willing to remediate or abate the condition caused by Hazardous Materials on or before the Closing Date, or (b) the affiliate or related entity of Seller which owns the affected Other Property is either unable or unwilling to convey fee simple title to such affected Other Property to Patriot, or (c) a knowing and intentional breach in any material respect by Seller or its affiliate or related entity which owns the affected Other Property or any of Seller's or its affiliate's or related entity's covenants in an Other Agreement of Purchase and Sale which breach Seller or its affiliate or related entity is either unable or unwilling to cure within the time periods provided for in the relevant Other Agreement of Purchase and Sale and the breach of such covenant could materially and adversely affect the operation, value, use, marketability or insurability of title of such Other Property, or (d) the occurrence of an event of casualty or a condemnation for which Patriot is entitled to terminate the applicable Other Agreement of Purchase and Sale and Patriot does in fact terminate such Other Agreement of Purchase and Sale. Patriot understands and agrees that the Property and the Other Properties located in Novi, Michigan and Las Colinas, Texas (the Property and such Other Properties being herein called the "Cross-Collateralized
                                                   --------------------
Properties") have been cross-collateralized pursuant to mortgages or deeds of
- ----------
trust encumbering the Cross-Collateralized Properties, and that if Patriot wishes to terminate an Other Agreement of Purchase and Sale covering any of the Cross-Collateralized Properties, then Patriot must terminate the Other Agreements of Purchase and Sale with respect to the remaining Cross-Collateralized Properties.

The conditions contained in this Section are intended for the benefit of both parties hereto and may be waived in whole or in part only by an instrument in writing signed by both parties.

                                   ARTICLE VI
                                   ----------
                              COVENANTS OF SELLER
                              -------------------

     To induce Patriot to enter into this Agreement and to purchase the Property, and to pay the Purchase Price therefor, Seller covenants and agrees to the following:

     6.1  Operating Agreements and Occupancy Agreements.  Seller shall not
          ---------------------------------------------
change, modify, extend, renew or terminate any existing, or enter into any, new Occupancy Agreements, Operating Agreements, management agreement, maintenance or repair contract, supply contract, lease in which it is lessee or other agreements with respect to the Property, nor shall Seller enter into any agreements modifying the Operating Agreements or Occupancy Agreements, unless
(a) any such agreement or modification will not bind Patriot or the Property after the date of Closing or (b) Seller has obtained Patriot's prior written consent to such agreement or modification. Seller agrees to cancel and terminate effective as of the Closing Date Seller's management agreement and any other Operating Agreements which are terminable without substantial penalty unless Patriot requests in writing prior to the expiration of the Study Period that one or more remain in effect after Closing. Seller shall not apply all or any part of the security or damage deposit of a tenant under any Occupancy Agreement to obligations of such tenant unless such tenant has vacated its portion of the Property as of the Closing Date. Patriot and Seller hereby agree that Patriot's lessee shall assume the Operating Agreements that are not terminated by Patriot (all such Operating Agreements not so terminated being herein called "Assumed Operating Agreements"). With respect to the Assumed
               ----------------------------
Operating Agreements, the Lessee shall be required at Closing to assume all obligations thereunder accruing from and after the Closing Date. With respect to any other Operating Agreement which Patriot requests in writing prior to the Closing Date be terminated (herein called the "Terminated Operating
                                               --------------------
Agreements"), (a) upon Patriot's request, Seller shall give notice of termination of such Terminated Operating Agreements to the appropriate party, and (b) if Seller has no right to terminate same, or if any substantial fee is due thereunder as a result of such termination, Patriot shall be required to pay for the payment of the termination charge at Closing.

     6.2  Warranties and Guaranties.  Seller shall not before or after Closing
          -------------------------
release or modify any Warranties and Guaranties, if any, except with the prior written consent of Patriot.

     6.3  Insurance.  Seller shall pay all premiums on, and shall not cancel or
          ---------
voluntarily allow to expire, any of Seller's Insurance Policies unless such policy is replaced, without any lapse of coverage, by another policy or policies providing coverage at least as extensive as the policy or policies being replaced.

     6.4  Independent Audit.  Promptly following the execution of this
          -----------------
Agreement, Seller shall provide and shall cause its management company to provide to Patriot's representatives and independent accounting firm access to financial and other information relating to the Property in the possession of or otherwise available to Seller, its affiliates or Seller's management company which would be sufficient to enable Patriot's representatives and independent accounting firm to prepare audited financial statements for 1993, 1994 and 1995 in conformity with generally accepted accounting principles and to enable them to prepare such statements, reports or disclosures as Patriot may deem necessary or advisable and to audit net operating income for the

Property. Seller shall also provide and/or shall cause its management company to provide to Patriot's independent accounting firm a signed representation letter which would be sufficient to enable an independent public accountant to render an opinion on the financial statements related to the Property. Seller shall authorize and shall cause its management company to authorize any attorneys who have represented Seller or its management company in material litigation pertaining to or affecting the Property to respond, at Patriot's expense, to inquiries from Patriot's representatives and independent accounting firm. If and to the extent Seller's financial statements pertaining to the Property for any periods during the years 1993, 1994 or 1995 have been audited, promptly after the execution of this Agreement Seller shall provide Patriot with copies of such audited financial statements and shall cooperate with Patriot's representatives and independent public accountants to enable them to contact the auditors who prepared such audited financial statements and to obtain, at Patriot's expense, a reissuance of such audited financial statements.

     6.5  Operation of Property Prior to Closing.  Seller covenants and agrees
          --------------------------------------
with Patriot that, between the date of this Agreement (or such other date as specified below) and the date of Closing:

          (a) Subject to the restrictions contained herein, Seller shall operate the Property in the same manner in which Seller operated the Property prior to the execution of this Agreement, so as to keep the Property in good condition, reasonable wear and tear excepted, and so as to maintain the existing caliber of the Hotel operations conducted at the Property and the reasonable good will of all tenants of the Property and all employees, guests and other customers of the Hotel.

          (b) Seller shall maintain its books of account and records in the usual, regular and ordinary manner, in accordance with sound accounting principles applied on a basis consistent with the basis used in keeping its books in prior years.

          (c) Seller shall maintain in full force and effect all Insurance Policies.

          (d) Seller shall use and operate the Property in compliance in all material respects with Applicable Laws and the requirements of any mortgage, lease, Occupancy Agreement, Operating Agreement and Insurance Policy affecting the Property.

          (e) Seller shall cause to be paid prior to delinquency all ad valorem, occupancy and sales taxes due and payable with respect to the Property or the operation of the Hotel.

          (f) Seller shall not permit the inventory of food, beverages, stock of linens, towels, paper goods, soaps, cleaning supplies, china, glassware, silverware, table cloths, napkins, miscellaneous guest supplies and engineering cleaning supplies constituting a portion of the Tangible Personal Property to be diminished other than as a result of the ordinary and necessary operation of the Hotel by Seller.

          (g) Seller shall not remove or cause or permit to be removed any part or portion of the Real Property or the Tangible Personal Property without the express written consent of

Patriot unless the same is replaced, prior to Closing, with similar items of at least equal suitability, quality and value, free and clear of any liens or security interests.

          (h) Seller and Seller's managing agent shall continue to use its best efforts to take guest room reservations and to book functions and meetings and otherwise to promote the business of the Property in generally the same manner as Seller did prior to the execution of this Agreement; and all advance room bookings and reservations and all meetings and function bookings shall be booked at rates, prices and charges heretofore customarily charged by Seller for such purposes, and in accordance with Seller's published rate schedules. Seller acknowledges that the Purchase Price includes the transfer of Advance Bookings.

          (i) Neither Seller nor Seller's managing agent shall make any agreements which shall be binding upon Patriot with respect to the Property or that otherwise cannot be terminated without penalty upon thirty (30) days notice.

          (j) Seller shall promptly deliver to Patriot upon Patriot's request such reports showing the revenue and expenses of the Hotel and all departments thereof, together with such periodic information with respect to room reservations and other bookings, as Seller customarily keeps or receives internally for its own use.

          (k) Seller or Seller's managing agent shall not enter into any employment agreements which would be binding on Patriot with respect to the Property.

          (l) Seller shall promptly advise Patriot of any litigation, arbitration or administrative hearing concerning or affecting the Property of which Seller obtains written notice or of which Seller has knowledge.

     6.6  No Marketing.  Seller shall not market the Property for sale or enter
          ------------
into discussions or negotiations with potential purchasers of the Property.

     6.7  Employees.  Payment of costs and expenses associated with accrued but
          ---------
unpaid salary, earned but unpaid vacation pay, accrued but unearned vacation pay, pension and welfare benefits, the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") benefits, employee fringe
                                         -----
benefits, employee termination payments or any other employee benefits due to Seller's, or Seller's management company's employees shall be the sole responsibility and obligation of and shall be paid promptly by Seller or Seller's management company and Patriot shall have no liability whatsoever for any such payments and benefits concerning the employees of Seller or of Seller's management company. Seller shall indemnify and defend Patriot and its lessee, management company and affiliates, from and against any and all claims, causes of action, proceedings, judgments, damages, penalties and liabilities made, assessed or rendered against Patriot and/or its lessee, management company and affiliates, and any costs and expenses (including attorneys' fees and disbursements) incurred by Patriot and/or its lessee, management company and affiliates, with respect to claims, causes of action, judgments, damages, penalties and liabilities asserted by such employees arising out of the failure of Seller or Seller's management company to comply with the provisions of this Subsection 6.7. This indemnification
- --------------
shall be separate from and in addition to the indemnification given by Seller to Patriot in Article X below. The provisions of this Section 6.7 shall survive
           ---------                                -----------
the Closing.

The foregoing covenants of Seller are for the benefit of Patriot or its assignee of its permitted rights under this Agreement.


                                  ARTICLE VII
                                  -----------
                             INTENTIONALLY DELETED
                             ---------------------


                                  ARTICLE VIII
                                  ------------
                                    CLOSING
                                    -------

     8.1  Closing.  The Closing shall occur on a business day designated by
          -------
Patriot, with at least five (5) days notice to Seller (which day shall be no later than August 16, 1996). As more particularly described below, at the Closing the parties hereto will (i) execute all of the documents required to be delivered in connection with the transactions contemplated hereby (the "Closing
                                                                        -------
Documents"), (ii) deliver the same to Escrow Agent, and (iii) take all other
- ---------
action required to be taken in respect of the transactions contemplated hereby. The Closing will occur at the offices of Akin, Gump, Strauss, Hauer & Feld, L.L.P., 1700 Pacific Avenue, Suite 4100, Dallas, Texas 75201, or at such other place as Patriot shall designate by written notice to Seller given at least five days prior to the Closing. At the Closing, Patriot shall deliver the Purchase Price to Escrow Agent, Escrow Agent shall return the Deposit to Patriot and update the title to the Property, Escrow Agent shall record the Deed, release and date, where appropriate, the Closing Documents in accordance with the joint instructions of Seller and Patriot and shall send, by wire transfer, all sums owing to Seller hereunder to Seller. As provided herein, the parties hereto will agree upon adjustments and prorations to certain items which cannot be exactly determined at the Closing and will make the appropriate adjustments with respect thereto. Possession of the Property shall be delivered to Patriot at the Closing, subject only to Permitted Title Exceptions and the rights of tenants under the Occupancy Agreements and guests in possession.

     8.2  Seller's Deliveries.  At the Closing, Seller shall deliver, if not
          -------------------
previously delivered by Seller pursuant to the terms hereof, to Escrow Agent all of the following instruments, each of which, where applicable, shall have been duly executed and, where applicable, acknowledged and/or sworn on behalf of Seller and shall be dated as of the Closing Date:

          (a)  The Deed.

          (b) The Bill of Sale - Personal Property.

          (c) The Assignment and Assumption Agreement to Patriot and/or its property manager, lessee or other designee (as Patriot shall specify).

          (d) The Assignment of Occupancy Agreements together with an estoppel letter from each of the tenants and concessionaires of Occupancy Agreements being assigned thereunder

(1) identifying each such Occupancy Agreement and amendments or addenda thereto, or modifications thereof, by which each such tenant or concessionaire occupies its premises, (2) certifying that there are no further amendments or modifications thereof, (3) setting forth the amount of security deposit, if any,
(4) certifying that, so far as is known to such tenant or concessionaire, Seller is not in default under the terms, conditions and provisions of such Occupancy Agreements, (5) certifying that the tenant or concessionaire is not due any rebates, offsets or other monies or things of value thereunder, and (6) certifying as to the status of the rent and concession payments as of the date of such Occupancy Agreement; provided, however, that if any tenant refuses to execute an estoppel certificate, Patriot agrees to accept in lieu thereof, a certificate of Seller as to such matters, qualified to Seller's knowledge.

          (e)  Intentionally Deleted.

          (f) To the extent reasonably available, certificates from the applicable State taxing authority (including the Illinois Department of Revenue) and local taxing authorities stating that all income, occupancy and sales taxes due and payable for the Property or by Seller have been paid and, if any such taxes have not been paid, the amount due and payable as of the Closing Date.

          (g) Certificate(s)/Registration of Title for any vehicle owned by Seller and used in connection with the Property.

          (h) Such agreements, affidavits or other documents as may be required by the Title Company to issue the Owner's Title Policy subject only to the Permitted Title Exceptions and to eliminate such standard exceptions and to issue such endorsements thereto which may be eliminated and issued under applicable State law and which are customarily required by institutional investors purchasing property comparable to the Property.

          (i)  The FIRPTA Certificate.

          (j) All original Warranties and Guaranties in Seller's possession or reasonably available to Seller.

          (k) Either (1) appropriate resolutions of the partners of Seller, together with all other necessary approvals and consents of Seller and such documentary and other evidence as may be reasonably required by Escrow Agent, authorizing and evidencing the authorization of (i) the execution on behalf of Seller of this Agreement and the authority of the person or persons who are executing the various documents to be executed and delivered by Seller prior to, at or otherwise in connection with the Closing, and (ii) the performance by Seller of its obligations hereunder and under such documents, or (2) a legal opinion of Seller's counsel covering all such matters.

          (l) A valid, final and unconditional certificate of occupancy for the Real Property and Improvements, issued by the appropriate Governmental Authority.

          (m) If Patriot is assuming Seller's obligations under any or all of the Operating Agreements, the originals of such agreements, and with respect to the material Operating Agreements, consent to the assignment thereof acknowledged and approved by the other parties to such Operating Agreements to the extent required by such Operating Agreements.

          (n) With respect to the material Personal Property Leases, (1) the written consent of the lessors of such leases to such assignment, if required by such Personal Property Leases, and (2) executed originals of all such leases in Seller's possession or reasonably available to Seller. If any Leased Property is leased pursuant to a lease which is a capital lease, in accordance with generally accepted accounting principles, and is not listed on Schedule 6
                                                               ----------
hereto, Seller shall cancel such capital lease at its expense and convey good and marketable title to such property (which shall constitute Tangible Personal Property hereunder) to Patriot free from any lien or encumbrance pursuant to the Bill of Sale - Personal Property.

          (o) The written consent of, or a comfort letter from, Manager or the appropriate affiliate of Manager or Lessee, in the form of Exhibit D hereto.
                                                           ---------

          (p) Copies of all existing Insurance Policies if same are assumed by Patriot.

          (q) To the extent in Seller's possession or reasonably available to Seller, originals of the following items (which shall be deemed delivered by Seller under this Section 8.2 if delivered to the property manager at the
                  -----------
Hotel): (1) complete sets of all architectural, mechanical, structural and/or electrical plans and specifications used in connection with the construction of or alterations or repairs to the Property; and (2) as-built plans and specifications for the Property.

          (r) To the extent assignable, a written instrument executed by Seller, conveying and transferring to Patriot all of Seller's right, title and interest in any telephone numbers and TWX numbers relating to the Property, and, if Seller maintains a post office box, conveying to Patriot all of its interest in and to such post office box and the number associated therewith, so as to assure a continuity in operation and communication.

          (s) Duplicate originals of all agreements, leases, concession agreements and other instruments affecting the Property and the Hotel and/or restaurant business conducted thereon.

          (t) All current real estate and personal property tax bills in Seller's possession or under its control.

          (u) If available, by delivery to the property manager at the Hotel, a complete set of all guest registration cards, guest transcripts, guest histories, and all other available guest information.

          (v) A complete list of all advance room reservations, functions and the like, in reasonable detail so as to enable Patriot to honor Seller's commitments in that regard.

          (w) A list of Seller's outstanding accounts receivable as of midnight on the date prior to the Closing, specifying the name of each account and the amount due Seller (which items shall be deemed delivered by Seller if delivered to property manager of the Hotel).

          (x) All books, records, operating reports, appraisal reports, files and other materials in Seller's possession or control which are necessary in Patriot's discretion to maintain continuity of operation of the Property (which items shall be deemed delivered by Seller under this Section 8.2 if delivered to
                                                     -----------
the property manager at the Hotel).

          (y) A current UCC Report showing no financing statements by Seller as Debtor covering the Property.

          (z) Executed originals of all Occupancy Agreements and, to the extent available, Authorizations transferred or assigned to Patriot at Closing as required hereunder (which items shall be deemed delivered by Seller under this

Section 8.2 is delivered to the property manager at the Hotel).
- -----------

          (aa) An opinion from Seller's counsel stating that Seller has duly authorized, executed and delivered to Patriot this Agreement and all of the conveyance documents to be delivered by Seller hereunder.

          (bb) Any other document or instrument reasonably requested by Patriot or required hereby.

     8.3  Patriot's Deliveries.
          --------------------

          (a) At the Closing, Patriot shall deliver to Escrow Agent the portion of the Purchase Price described in Section 2.2 hereof.
                                   -----------

          (b) At the Closing, Patriot shall deliver to Seller any other document or instrument reasonably requested by Seller or required hereby.

          (c) Any other document or instrument reasonably required by Patriot or required hereby.

     8.4  Mutual Deliveries.  At the Closing, Patriot and Seller shall mutually
          -----------------
execute and deliver each to the other:

          (a) A final closing statement reflecting the Purchase Price and the adjustments and prorations required hereunder and the allocation of income and expenses required hereby.

          (b) Such other documents, instruments and undertakings as may be required by the liquor authorities of the State where the Property is located, or of any county or municipality or governmental entity having jurisdiction with respect to the transfer or issue of liquor licenses or alcoholic beverage licenses or permits for the Hotel, to the extent not theretofore executed and delivered.

          (c)  The Lease.

          (d) Such other and further documents, papers and instruments as may be reasonably required by the parties hereto or their respective counsel.

     8.5  Closing Costs.  Except as is explicitly provided in this Agreement,
          -------------
each party hereto shall pay its own legal fees and expenses. All filing fees for the Deed and the transfer, recording, sales or other similar taxes and surtaxes due with respect to the transfer of title shall be paid by Seller. Seller shall pay for the costs associated with the releases of any deeds of trust, mortgages and other financing encumbering the Property and for any costs associated with any corrective instruments. Seller shall pay all costs for title searches and all premiums for the issuance of the Title Policy and all endorsements (other than a zoning endorsement) thereto and deletions therefrom which are customarily required by institutional investors purchasing property comparable to the Property. Patriot shall pay all other costs (except any costs incurred by Seller for its own account) in carrying out the transactions contemplated hereunder.

     8.6  Revenue and Expense Allocations.  All revenues and expenses with
          -------------------------------
respect to the Property, and applicable to the period of time before and after Closing, determined in accordance with sound accounting principles consistently applied, shall be allocated between Seller and Patriot as provided herein. Seller shall be entitled to all revenue and shall be responsible for all expenses for the period of time up to but not including the date of Closing, and Patriot shall be entitled to all revenue and shall be responsible for all expenses for the period of time from, after and including the date of Closing (provided that housekeeping costs and the Rooms Ledger for the date of Closing shall be shared equally between Patriot and Seller). Such adjustments shall be shown on the closing statements (with such supporting documentation as the parties hereto may require being attached as exhibits to the closing statements) and shall increase or decrease (as the case may be) the cash amount payable by Patriot pursuant to Section 2.2 hereof. Without limiting the generality of the
                    -----------
foregoing, the following items of revenue and expense shall be allocated at
Closing:

          (a)  Current rents.

          (b)  Real estate and personal property taxes.

          (c) Revenue and expenses under the Operating Agreements to be assigned to and assumed by Patriot.

          (d) Utility charges (including, but not limited to, charges for water, sewer and electricity).

          (e) Value of fuel stored on the Property at the price paid for such fuel by Seller, including any taxes.

          (f) Municipal or other governmental improvement liens, which shall be paid by Seller at Closing where the work has physically commenced, and which shall be assumed by Patriot at Closing where the work has been authorized, but not physically commenced.

          (g) Insurance premiums, to the extent the Insurance Policies are assumed by Patriot.

          (h)   Permit fees, where transferable.

          (i) All other revenues and expenses of the Property, including, but not limited to, such things as restaurant, bar and meeting room income and expenses and the like.

          (j) Such other items as are usually and customarily prorated between purchasers and sellers of hotel properties in the area where the Property is located.

Patriot shall retain and receive a credit against the Purchase Price for the total of (i) prepaid rents, (ii) prepaid room receipts and deposits, function receipts and deposits and other reservation receipts and deposits, (iii) unforfeited security deposits together with interest thereon held by Seller under the Occupancy Agreements, and (iv) the value of any complimentary rooms (based upon the "rack" rate for each room) and any complimentary food or beverages (based upon the advertised rate for each food and beverage) provided by Seller from and after 12:01 a.m. on the Closing Date. At Closing, Seller shall sell to Patriot in connection with the Hotel, and Patriot shall purchase from Seller, at face value the so-called "guest ledger" as mutually approved by Patriot and Seller for the Hotel of guest accounts receivable payable to the Hotel as of the check out time for the Hotel on the Closing Date (based on guests and customers then using the Hotel) both (1) in occupancy from the preceding night through check out time the morning of the Closing Date, and (2) previously in occupancy prior to check out time on the Closing Date; provided, however, that the term "guest ledger" shall not include any accounts receivable which have been or are to be paid by any means other than a credit card.
Patriot shall not be obligated to purchase such non-credit card accounts receivable, and Seller shall retain all rights with respect thereto (including, without limitation, the right to collect same). For purposes of this Agreement, transfer or sale at face value shall have the following meaning for the guest ledger: the total of all credit card accounts receivable as shown on the records of the Hotel, less actual collection costs (i.e., fees retained by credit card companies), less accounting charges for rooms furnished on a gratuity or complimentary basis to any hotel staff or as an accommodation to other parties and less Patriot's one-half ( 1/2) share of the Rooms Ledger. The purchase price of said guest ledger, as determined above, shall be paid to Seller at Closing by a credit to Seller in the computation of the adjustments and prorations on the Closing Date.

All real estate taxes and special assessments for the Property, and any appurtenant rights, if any, and accrued interest, charges or penalties, if any, in respect thereof (collectively, the "Taxes") for the year in which the Closing occurs and any prior year, in each case, to the extent the same have not been paid to, and acknowledged and received by, the applicable taxing authority as of Closing, shall be prorated between Seller and Patriot so that Seller shall be responsible for the portion of Taxes applicable to the period of time up to and through the Closing Date, including all late payment fees, penalties and interest ("Seller's Allowable Share of Taxes"), and Patriot shall be responsible for the portion of the Taxes applicable to the portion of the calendar year commencing after the Closing Date (such latter allocable portion being herein referred to as "Patriot's Allocable Share of Taxes"). Patriot agrees to pay Patriot's Allocable Share of Taxes on or prior to their due date(s). Seller shall be entitled to a proration credit in its favor for that portion of Taxes paid by Seller prior to or at Closing and which is allocable to the period of time subsequent to the Closing Date. Patriot shall receive a credit to the Purchase Price at Closing equal to the amount of Seller's Allocable Share of Taxes. Seller's Allocable Share of Taxes shall be calculated on the basis of the final bill(s) for Taxes, if available, or, for the period for which same is/are not available, on the basis of 110% of the product of multiplying times one another the most recent ascertainable assessed valuation, tax rate and state equalization factor for the Property. All prorations shall be subject to reproration after the Closing upon issuance of final bills for one or more of the Taxes or other charge prorated, and Patriot and Seller each agree to pay to the other any amount which shall be due and owing as a result of any such reproration upon receipt of a statement therefor. The provisions of this paragraph relating to the proration of Taxes shall survive the Closing and shall not be deemed to merge with the Deed to be delivered by Seller to Patriot hereunder. All special assessments pending, levied or due and payable on or prior to the Closing Date shall be paid by Seller on or before the Closing Date. All subdivision and platting costs and expenses heretofore incurred by Seller, including, without limitation, all subdivision exactions, fees and costs and all dedication of land for parks and other public uses or payment of fees in lieu thereof, shall be paid by Seller on or prior to the Closing Date.

Seller shall be required to pay all sales, occupancy and liquor taxes and like impositions currently through the date of Closing and if reasonably available, deliver evidence of payment of same to Patriot.

Patriot shall not be obligated to collect any delinquent rents, or revenues accrued prior to the Closing Date for Seller, but if Patriot collects same, such amounts shall be promptly remitted to Seller in the form received.

If accurate allocations cannot be made at Closing because current bills are not obtainable (as, for example, in the case of utility bills and/or real estate or personal property taxes) or appeals are pending, the parties shall allocate such revenue or expenses at Closing on the best available information, subject to adjustment upon receipt of the final bill or other evidence of the applicable revenue or expense. The obligation to make the adjustment shall survive the closing of the transaction contemplated by this Agreement. Any revenue received or expense incurred by Seller or Patriot with respect to the Property after the date of Closing shall be promptly allocated in the manner described herein and the parties shall promptly pay or reimburse any amount due. The proration provisions of this Agreement, other than the provisions relating to the proration of Taxes, shall survive the Closing of the transaction contemplated hereby for a period of twelve (12) months. The provisions relating to the proration of Taxes shall survive the Closing.


                                  ARTICLE IX
                                  ----------
                              GENERAL PROVISIONS
                              ------------------

     9.1  Condemnation.  In the event of any actual or threatened taking,
          ------------
pursuant to the power of eminent domain, of all or any portion of the Real Property, or any proposed sale in lieu thereof, Seller shall give written notice thereof to Patriot promptly after Seller learns or receives notice thereof. If all or a Substantial Portion (as hereinafter defined) of the Real Property is, or is to be, so condemned or sold, Patriot shall have the right to terminate this Agreement pursuant to Section 10.4 hereof.  If Patriot elects not to terminate this Agreement, all
   ------------
proceeds, awards and other payments arising out of such condemnation or sale (actual or threatened) shall be paid or assigned, as applicable, to Patriot at Closing. Seller shall not settle or compromise any such proceeding without Patriot's written consent. If Patriot elects to terminate this Agreement by giving Seller written notice thereof prior to the Closing, the Deposit shall be promptly returned to Patriot and all rights and obligations of Seller and Patriot hereunder (except those set forth herein which expressly survive a termination of this Agreement) shall terminate immediately. In the event any portion of the Real Property is affected by a condemnation, sale or eminent domain action and such condemnation, sale or eminent domain action does not constitute a Substantial Portion of the Real Property, this Agreement shall remain in full force and effect without a reduction in the Purchase Price except as provided below. In the event of any such condemnation, sale or eminent domain action that does not constitute a Substantial Portion of the Real Property, Patriot shall be entitled to any and all claims that Seller may have to condemnation awards or any and all causes of action with respect to such condemnation, sale or eminent domain action (all of which shall be assigned by Seller to Patriot at Closing), and Seller shall credit to Patriot at Closing, by an appropriate adjustment to the Purchase Price, an amount equal to all payments (if any) theretofore received by Seller with respect to such condemnation, sale or eminent domain action. For purposes of this Section 9.1, a "Substantial
                                               -----------     -----------
Portion" shall mean a condemnation of in excess of $250,000.00 in value of the
- -------
Real Property. This provision shall survive the Closing of the transaction contemplated hereby.

     9.2  Risk of Loss.  The risk of any loss or damage to the Property prior to
          ------------
the recordation of the Deed shall remain upon Seller. If any such loss or damage which constitutes Substantial Loss or Damage occurs prior to Closing, Patriot shall have the right to terminate this Agreement pursuant to Section
                                                                     -------
10.4 hereof.  If Patriot elects not to terminate this Agreement, all insurance
- ----
proceeds and rights to proceeds arising out of such loss or damage shall be paid or assigned, as applicable, to Patriot at Closing and Patriot shall receive as a credit against the Purchase Price the amount of any deductibles under the policies of insurance covering such loss or damage. If Patriot elects to terminate this Agreement by giving Seller written notice thereof prior to the Closing, the Deposit shall be promptly returned to Patriot and all rights and obligations of Seller and Patriot hereunder (except those set forth herein which expressly survive a termination of this Agreement) shall terminate immediately. In the event any of the Property or any of the items constituting the Personal Property should be damaged or destroyed as a result of fire or other casualty and such damage does not constitute Substantial Loss or Damage and such damage is not repaired prior to Closing, the rights and obligations of Seller and Patriot hereunder with respect to the Property shall not be affected by such destruction or damage and Patriot shall accept title to the Property in its destroyed or damaged condition. In such event, at the Closing, Patriot shall receive a credit against the Purchase Price equal to the amount of damage to the Property resulting from such loss or damage. For purposes of this Section 9.2,
                                                                   -----------
"Substantial Loss or Damage" shall mean loss or damage, the cost for repair of
 --------------------------
which (as mutually determined by Patriot and Seller at the time of such loss or damage) exceeds $250,000.00. In the event that Patriot and Seller are unable to agree on the cost of repair of any Substantial Loss or Damage, then such cost of repair shall be determined by an insurance adjuster selected by Seller and approved by Patriot, such approval not to be unreasonably withheld. This provision shall survive the Closing of the transaction contemplated hereby.

     9.3  Absence of Broker.  There is no real estate broker involved in this
          -----------------
transaction. Patriot warrants and represents to Seller that Patriot has not dealt with any real estate broker in connection with this transaction, nor has Patriot been introduced to the Property or to Seller by any real estate broker, and Patriot shall indemnify Seller and save and hold Seller harmless from and against any claims, suits, demands or liabilities of any kind or nature whatsoever arising on account of the claim of any person, firm or corporation to a real estate brokerage commission or a finder's fee as a result of having dealt with Patriot, or as a result of having introduced Patriot to Seller or to the Property. In like manner, Seller warrants and represents to Patriot that Seller has not dealt with any real estate broker in connection with this transaction, nor has Seller been introduced to Patriot by any real estate broker, and Seller shall indemnify Patriot and save and hold Patriot harmless from and against any claims, suits, demands or liabilities of any kind or nature whatsoever arising on account of the claim of any person, firm or corporation to a real estate brokerage commission or a finder's fee as a result of having dealt with Seller in connection with this transaction.

     9.4  Bulk Sale.  Seller shall indemnify Patriot and save and hold Patriot
          ---------
harmless from and against any claims, suits, demands, liabilities or obligations of any kind or nature whatsoever, including all costs of defending same, and reasonable attorneys' fees paid or incurred in connection therewith, arising out of or relating to any claim made by any third party or any liability asserted by any third party that any applicable bulk sales law or like statute has not been complied with. The provisions of this Section shall survive the Closing of the transaction contemplated hereby.

     9.5  Confidentiality.  Except as hereinafter provided, from and after the
          ---------------
execution of this Agreement, Patriot and Seller shall keep the terms, conditions and provisions of this Agreement confidential and neither shall make any public announcements hereof unless the other first approves of same in writing, nor shall either disclose the terms, conditions and provisions hereof, except to persons who "need to know", such as their respective officers, directors, employees, attorneys, accountants, engineers, surveyors, consultants, financiers, partners, investors, potential lessees and bankers and such other third parties whose assistance is required in connection with the consummation of this transaction. Notwithstanding the foregoing, it is acknowledged that Patriot is, or is an affiliate of, a real estate investment trust (the "REIT")
                                                                        ----
and the REIT has and will seek to sell shares to the general public; consequently, Patriot shall have the absolute and unbridled right to disclose any information regarding the transaction contemplated by this Agreement required by law or as determined to be necessary or appropriate by Patriot or Patriot's attorneys to satisfy disclosure and reporting obligations of Patriot
or its affiliates under applicable law.   After Closing, Patriot shall be free
to disclose previously confidential information in its sole, unfettered discretion; provided, however, neither Seller nor Patriot shall issue any press release regarding the transaction contemplated hereby for the period which is fourteen (14) days following the Closing Date without the consent of the other party.

     9.6  Seller's Accounts Receivable.  It is expressly agreed by and between
          ----------------------------
Patriot and Seller that Seller is not hereby agreeing to sell to Patriot, and Patriot is not hereby agreeing to purchase from Seller, any of Seller's accounts receivable. All of Seller's accounts receivable shall be and remain the property of Seller, subsequent to the Closing of the transaction contemplated hereby. At the Closing, Seller shall prepare a list of its outstanding accounts receivable as of midnight on the date prior to the Closing, specifying the name of each account and the amount due to Seller. Patriot shall hold any funds received by Patriot explicitly designated as payment of such accounts receivable, in trust, if Patriot actually collects any such amounts, and shall pay the monies collected in respect thereof to Seller at the end of each calendar month, accompanied by a statement showing the amount collected on each such account. Other than the foregoing, Patriot shall have no obligation with respect to any such account, and Patriot shall not be required to take any legal proceeding or action to effect collection on behalf of Seller. It is generally the intention of Patriot and Seller that although all of Seller's accounts receivable shall be and remain the property of Seller, still, if any such accounts are paid to Patriot, then Patriot shall collect same and remit to Seller in the manner above provided. Nothing herein contained shall be construed as requiring Patriot to remit to Seller any funds collected by Patriot on account of Patriot's accounts receivable generated from Hotel operations, even if the person or entity paying same is also indebted to Seller. Seller agrees that it shall not bring any legal action to enforce collection of payment of any accounts receivable against any current tenant of the Property or other third party in a contractual or business relationship with the Property as of the Closing Date.


                                   ARTICLE X
                                   ---------
                             LIABILITY OF PATRIOT;
                             ---------------------
             INDEMNIFICATION BY SELLER; DEFAULT; TERMINATION RIGHTS
             ------------------------------------------------------

     10.1 Liability of Patriot.  Except for obligations expressly assumed or
          --------------------
agreed to be assumed by Patriot hereunder, Patriot is not assuming any obligations of Seller or any liability for claims arising out of any act, omission or occurrence which occurs, accrues or arises prior to the Closing Date, and Seller hereby indemnifies and holds Patriot harmless from and against any and all claims, costs, penalties, damages, losses, liabilities and expenses (including reasonable attorneys' fees) that may at any time be incurred by Patriot and its affiliates as a result of (1) obligations of Seller not expressly assumed or agreed to be assumed by Patriot hereunder, or (2) acts, omissions or occurrences which occur, accrue or arise prior to the Closing Date. Patriot hereby indemnifies and holds Seller harmless from and against any and all claims, costs, penalties, damages, losses, liabilities and expenses (including reasonable attorneys' fees) that may at any time be incurred by Seller as a result of acts, omissions or occurrences relating to the Property arising and accruing from and after the Closing Date. The provisions of this Section shall survive the Closing of the transaction contemplated hereby.

     10.2 Indemnification by Seller. Seller hereby indemnifies and holds Patriot
          -------------------------
harmless from and against any and all claims, costs, penalties, damages, losses, liabilities and expenses (including reasonable attorneys' fees) that may at any time be incurred by Patriot, whether before or after Closing, as a result of any inaccuracy or breach by Seller of any of its representations, warranties, covenants or obligations set forth herein or in any other document delivered by Seller pursuant hereto except for any breach or inaccuracy of any representation or warranty as to which Seller has given Patriot written notice prior to Closing of the untruth or inaccuracy or of which Patriot otherwise had actual knowledge prior to the Closing and nevertheless elected to consummate the Closing; provided, however, the foregoing knowledge limitation on Seller's indemnity shall not limit Patriot's remedy described in Section 10.4(a)(ii) hereof. The
                                              -------------------
provisions of this Section shall survive the Closing of the transaction contemplated hereby.

     10.3 Indemnification by Patriot.  Patriot hereby indemnifies and holds
          --------------------------
Seller harmless from and against any and all claims, costs, penalties, damages, losses, liabilities and expenses (including reasonable attorneys' fees) that may at any time be incurred by Seller, whether before or after Closing, as a result of any inaccuracy or breach by Patriot of any of its representations, warranties, covenants or obligations set forth herein or in any other document delivered by Patriot to Seller pursuant hereto except for any breach or inaccuracy of any representation or warranty as to which Patriot has given Seller written notice prior to Closing of the untruth or inaccuracy or of which Seller otherwise had actual knowledge prior to the Closing and nevertheless elected to consummate the Closing. The provisions of this Section shall survive the Closing of the transaction contemplated hereby.

     10.4 Default by Seller/Failure of Conditions Precedent.  If any condition
          -------------------------------------------------
set forth herein for the benefit of Patriot cannot or will not be satisfied prior to Closing (other than due to a default by Patriot), or upon the occurrence of any other event that would entitle Patriot to terminate this Agreement and its obligations hereunder, and if Seller fails to cure any such matter or satisfy that condition within ten (10) business days after notice thereof from Patriot (or such other time period as may be explicitly provided for herein), Patriot, at its option, may elect (a) to terminate this Agreement, in which event (i) the Deposit shall be promptly returned to Patriot, (ii) if the condition which has not been satisfied is a breach of a representation, warranty or covenant, then Seller shall be obligated upon demand to reimburse Patriot for Patriot's actual out-of-pocket inspection, financing and other costs related to Patriot's entering into this Agreement, inspecting the Property and preparing for a Closing of the transaction contemplated hereby, including, without limitation, Patriot's attorneys' fees incurred in connection with the preparation, negotiation and execution of this Agreement, in connection with Patriot's due diligence review, audits and preparation for a Closing up to an aggregate amount of $750,000.00, said amount being the aggregate limitation for the foregoing costs and expenses for the Hotel and the Other Properties; provided, however, the foregoing shall not limit or include the sums which may be payable by Seller pursuant to Section 10.6, and (iii) all other rights and
                                 ------------
obligations of Seller and Patriot hereunder (except those set forth herein which expressly survive a termination of this Agreement) shall terminate immediately; or (b) elect to proceed to Closing. If Patriot elects to proceed to Closing and there is either a misrepresentation or breach of a warranty by Seller (other than a breach of a representation or warranty of which Patriot had actual knowledge prior to the Closing and nevertheless elected to consummate the Closing) or the breach of a covenant by Seller or a failure by Seller to perform its obligations hereunder, Patriot shall retain all remedies accruing as a result thereof, including, but not limited to the remedy of specific performance of Seller's covenants and obligations and the remedy of the recovery of all reasonable damages resulting from Seller's breach of warranty or covenant.

     10.5 Default by Patriot/Failure of Conditions Precedent.  If any condition
          --------------------------------------------------
set forth herein for the benefit of Seller (other than a default by Patriot) cannot or will not be satisfied prior to Closing, and if Patriot fails to satisfy that condition within ten (10) business days after notice thereof from Seller (or such other time period as may be explicitly provided for herein), Seller may, at its option, elect either (a) to terminate this Agreement in which event the Deposit shall be promptly returned to Patriot and the parties hereto shall be released from all further obligations hereunder except those which expressly survive a termination of this Agreement, or (b) to waive its right to terminate, and instead, to proceed to Closing. If, prior to Closing, Patriot defaults in performing any of its obligations under this Agreement (including its obligation to purchase the Property), and Patriot fails to cure any such default within ten
(10) business days after notice thereof from Seller, then Seller's sole and exclusive remedy for such default shall be to terminate this Agreement and retain the Deposit. Seller and Patriot agree that, in the event of such a default, the damages that Seller would sustain as a result thereof would be difficult if not impossible to ascertain. Therefore, Seller and Patriot agree that, Seller shall retain the Deposit as full and complete liquidated damages and as Seller's sole remedy.

     10.6 Costs and Attorneys' Fees.  In the event of any litigation or dispute
          -------------------------
between the parties arising out of or in any way connected with this Agreement, resulting in any litigation, then the prevailing party in such litigation shall be entitled to recover its costs of prosecuting and/or defending same, including, without limitation, reasonable attorneys' fees at trial and all appellate levels. The provisions of this Section shall survive the Closing of the transaction contemplated hereby.

     10.7 Limitation of Liability.  Notwithstanding anything herein to the
          -----------------------
contrary, except in the case of fraud by either party, the liability of each party hereto resulting from the breach or default by either party or pursuant to any indemnity provided for in this Agreement shall be limited to actual damages incurred by the injured party and except in the case of fraud by either party, the parties hereto hereby waive their rights to recover from the other party consequential, punitive, exemplary, and speculative damages. The provisions of this Section 10.7 shall survive the Closing of the transaction contemplated
     ------------
hereby.


                                   ARTICLE XI
                                   ----------
                            MISCELLANEOUS PROVISIONS
                            ------------------------

     11.1 Completeness; Modification.  This Agreement constitutes the entire
          --------------------------
agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes all prior discussions, understandings, agreements and negotiations between the parties hereto. This Agreement may be modified only by a written instrument duly executed by the parties hereto.

     11.2 Assignments.  Patriot may assign its rights hereunder to an Affiliated
          -----------
Company of Purchase, including, without limitation, Patriot American Hospitality Partnership, L.P., without the consent of Seller; however, any such assignment shall not relieve Patriot of its obligations under this Agreement.

     11.3 Successors and Assigns.  This Agreement shall bind and inure to the
          ----------------------
benefit of the parties hereto and their respective successors and assigns.

     11.4 Days.  If any action is required to be performed, or if any notice,
          ----
consent or other communication is given, on a day that is a Saturday or Sunday or a legal holiday in the jurisdiction in which the action is required to be performed or in which is located the intended recipient of such notice, consent or other communication, such performance shall be deemed to be required, and such notice, consent or other communication shall be deemed to be given, on the first business day following such Saturday, Sunday or legal holiday. Unless otherwise specified herein, all references herein to a "day" or "days" shall refer to calendar days and not business days.

     11.5 Governing Law.  This Agreement and all documents referred to herein
          -------------
shall be governed by and construed and interpreted in accordance with the laws of the State where the Land is located.

     11.6 Counterparts.  To facilitate execution, this Agreement may be executed
          ------------
in as many counterparts as may be required. It shall not be necessary that the signature on behalf of both parties hereto appear on each counterpart hereof. All counterparts hereof shall collectively constitute a single agreement.

     11.7 Severability.  If any term, covenant or condition of this Agreement,
          ------------
or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to other persons or circumstances, shall not be affected thereby, and each term, covenant or condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

     11.8 Costs.  Regardless of whether Closing occurs hereunder, and except as
          -----
otherwise expressly provided herein, each party hereto shall be responsible for its own costs in connection with this Agreement and the transactions contemplated hereby, including, without limitation, fees of attorneys, engineers and accountants.

     11.9 Notices.  All notices, requests, demands and other communications
          -------
hereunder shall be in writing and shall be delivered by hand, transmitted by facsimile transmission, sent prepaid by Federal Express (or a comparable overnight delivery service) or sent by the United States mail, certified, postage prepaid, return receipt requested, at the addresses and with such copies as designated below. Any notice, request, demand or other communication delivered or sent in the manner aforesaid shall be deemed given or made (as the case may be) when actually delivered to the intended recipient.

     If to Seller:    Wood Dale Garden Hotel Partnership
                      c/o Crow Family Holdings
                      3200 Trammell Crow Center
                      2001 Ross Avenue
                      Dallas, Texas  75201
                      Attn:  Sue Groenteman

     With a copy to:  Locke Purnell Rain Harrell
                      2200 Ross Avenue, Suite 2200
                      Dallas, Texas 75201-6776
                      Attn: Janis H. Loegering

     If to Patriot:     PAH Acquisition Corporation
                        c/o Patriot American Hospitality, Inc.
                        3030 LBJ Freeway, Suite 1500
                        Dallas, Texas 75234
                        Attn: Thomas W. Lattin, President

     With a copy to:    Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                        1700 Pacific Avenue, Suite 4100
                        Dallas, Texas  75201
                        Attn:  Carl B. Lee, P.C. and Randall M. Ratner, P.C.

     If to Escrow Agent:Unity Title Company
                        717 North Harwood Street
                        2610 Maxus Energy Tower
                        Dallas, Texas  75201
                        Attn:  G. Timothy Hardin

or to such other address as the intended recipient may have specified in a notice to the other party. Any party hereto may change its address or designate different or other persons or entities to receive copies by notifying the other party and Escrow Agent in a manner described in this Section.

     11.10  Escrow Agent.  Escrow Agent referred to in the definition thereof
            ------------
contained in Section 1.1 hereof has agreed to act as such for the convenience of
             -----------
the parties without fee or other charges for such services as Escrow Agent. Escrow Agent shall not be liable: (a) to any of the parties for any act or omission to act except for its own willful misconduct; (b) for any legal effect, insufficiency, or undesirability of any instrument deposited with or delivered by Escrow Agent or exchanged by the parties hereunder, whether or not Escrow Agent prepared such instrument; (c) for any loss or impairment of funds that have been deposited in escrow while those funds are in the course of collection, or while those funds are on deposit in a financial institution, if such loss or impairment results from the failure, insolvency or suspension of a financial institution; (d) for the expiration of any time limit or other consequence of delay, unless a properly executed written instruction, accepted by Escrow Agent, has instructed Escrow Agent to comply with said time limit; (e) for the default, error, action or omission of either party to the escrow. Escrow Agent, in its capacity as escrow agent, shall be entitled to rely on any document or paper received by it, believed by such Escrow Agent, in good faith, to be bona fide and genuine. In the event of any dispute as to the disposition of the Letter Deposit, the Deposit or any other monies held in escrow, or of any documents held in escrow, Escrow Agent may, if such Escrow Agent so elects, interplead the matter by filing an interpleader action in a court of general jurisdiction in the county or circuit where the Real Property is located (to the jurisdiction of which both parties do hereby consent), and pay into the registry of the court the Deposit, or deposit any such documents with respect to which there is a dispute in the Registry of such court, whereupon such Escrow Agent shall be relieved and released from any further liability as Escrow Agent hereunder. Escrow Agent shall not be liable for Escrow Agent's compliance with any legal process, subpoena, writ, order, judgment and decree of any court, whether issued with or without jurisdiction, and whether or not subsequently vacated, modified, set aside or reversed.

     11.11  Incorporation by Reference.  All of the exhibits attached hereto are
            --------------------------
by this reference incorporated herein and made a part hereof.

     11.12  Survival.  All of the representations, warranties, covenants and
            --------
agreements of Seller and Patriot made in, or pursuant to, this Agreement shall survive Closing for a period of twelve (12) months and shall not merge into the Deed or any other document or instrument executed and delivered in connection herewith.

     11.13  Further Assurances.  Seller and Patriot each covenant and agree to
            ------------------
sign, execute and deliver, or cause to be signed, executed and delivered, and to do or make, or cause to be done or made, upon the written request of the other party, any and all agreements, instruments, papers, deeds, acts or things, supplemental, confirmatory or otherwise, as may be reasonably required by either party hereto for the purpose of or in connection with consummating the transactions described herein.

     11.14  No Partnership.  This Agreement does not and shall not be construed
            --------------
to create a partnership, joint venture or any other relationship between the parties hereto except the relationship of Seller and Patriot specifically established hereby.

     11.15  Time of Essence.  Time is of the essence with respect to every
            ---------------
provision hereof.

     11.16  Signatory Exculpation.  The signatory(ies) for Patriot and Seller
            ---------------------
is/are executing this Agreement in his/their capacity as representative of Patriot or Seller, as the case may be, and not individually and, therefore, shall have no personal or individual liability of any kind in connection with this Agreement and the transactions contemplated by it.

     11.17  Rules of Construction.  The following rules shall apply to the
            ---------------------
construction and interpretation of this Agreement:

            (a) Singular words shall connote the plural number as well as the singular and vice versa, and the masculine shall include the feminine and the neuter.

            (b) All references herein to particular articles, sections, subsections, clauses or exhibits are references to articles, sections, subsections, clauses or exhibits of this Agreement.

            (c) The table of contents and headings contained herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

            (d) Each party hereto and its counsel have reviewed and revised (or requested revisions of) this Agreement and have participated in the preparation of this Agreement, and therefore any usual rules of construction requiring that ambiguities are to be resolved against a particular party shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto.

     IN WITNESS WHEREOF, Seller and Patriot have caused this Agreement to be executed in their names by their respective duly authorized representatives.

                            PATRIOT:
                            -------

                            PAH ACQUISITION CORPORATION, a Virginia
                            corporation


                            By:_______________________________________
                            Name:  Michael D. Murphy
                            Title: Senior Vice President

                            Date of Execution:__________________, 1996

                            SELLER:
                            ------

                            WOOD DALE GARDEN HOTEL PARTNERSHIP, a Texas general partnership

                            By:  CBP Wood Dale Partnership, its general partner

                                 By:   TCF Hotels, L.P., its general partner

                                       By:  Mill Spring Holdings, Inc., its
                                            general partner


                                            By:______________________________
                                            Name:  S.T. Groenteman
                                            Title:  Vice President

                                            Date of Execution: July ___, 1996

                            RECEIPT OF ESCROW AGENT
                            -----------------------


     Unity Title Company, as Escrow Agent, acknowledges receipt of the Deposit from Patriot as described in Section 2.3 of the foregoing Agreement of Purchase
                             -----------
and Sale, said Deposit to be held pursuant to the terms and provisions of said Agreement.

     DATED this______ day of___________________, 1996.


                              UNITY TITLE COMPANY



                              By:__________________________________
                              Name:________________________________
                              Title:_______________________________

                                   EXHIBIT A
                                   ---------

                                     LAND


     All that lot or parcel of land situated in DuPage County, Illinois, more particularly described as:

                                   EXHIBIT B
                                   ---------

                             SURVEYOR'S CERTIFICATE

TO: (NAME OF PATRIOT) AND/OR ASSIGNS, PAINEWEBBER REAL ESTATE SECURITIES, INC., WHITE & CASE, UNITY TITLE COMPANY AND COMMONWEALTH LAND TITLE INSURANCE
     COMPANY:

The undersigned (the "Surveyor") certifies that:

(a) this survey was made on the ground of the property legally described on the survey or in an attached legal description prepared by Surveyor this date, and is correct;
(b) there are no discrepancies, conflicts, shortages in area, boundary line conflicts, encroachments, protrusions, overlapping of improvements, easements or roadways except as shown on the survey;
(c) this survey correctly shows the location of all buildings, structures, fences and improvements situated on the property surveyed and the footprints of such buildings contain approximately ____ square feet;
(d) the property surveyed has direct access to and from the roadways shown on the survey, which roadways are dedicated public roadways except as otherwise shown;
(e) this map or plat and the survey on which it is based were made in accordance with "minimum standard detail requirements for ALTA/ACSM Land Title surveys", jointly established and adopted by ALTA and ACSM in 1992 and meets the accuracy requirements of an urban survey, as defined therein, and incudes items 1-4, and 6-11 and 13 in Table A contained therein and pursuant to the accuracy Standards (as adopted by ALTA and ACSM and in effect on the date of this certification) of an Urban Survey;
(f) the property surveyed is located within an area having a zone designation "____" by the Secretary of Housing and Urban Development, on Flood Insurance Rate Map No. ____, with a date of identification of _________, for Community No. _______, County, State of _________, which is the current flood insurance rate map for the community in which said premises is situated;
(g)  the number of parking spaces located on the property is ___________;
(h) all utility services required for the operation of the property surveyed either (i) enter the property through adjoining public streets, or (ii) the survey shows the point of entry and location of any utilities which pass through or are located on adjoining private land and such utility services enter the property by way of recorded easements;
(i) the property surveyed is not within any wetlands designated on any maps prepared by the U.S. Army Corps of Engineers of U.S. Department of Game and Wildlife, and there are no creeks, streams, water courses, or other bodies of water on the property except as shown on the survey;
(j) the surveyed property and only the surveyed property constitutes one tax lot and constitutes a single subdivided lot;
(k) Surveyor has reviewed the title commitment dated __________, G.F. No. ________ relating to the property surveyed prepared by Commonwealth Land Title Insurance Company; and
(l)  the existing zoning, use and density classifications are _____________.
     The property surveyed and all improvements on the property comply with all restrictions of record and land use requirements, including limitations and other requirements or restrictions as to building and tower height and location, building and structure coverage and depth, setbacks and sideyards, below grade parking requirements and elevation of other portions of the improvements, including loading docks;
(m)  the property contains approximately __________ square feet.


                                                     ___________________________
                                                     [NAME OF SURVEYOR]

                                   EXHIBIT C
                                   ---------

                               OTHER PROPERTIES


1.   168-Room Wyndham Las Colinas, Irving, Texas
     Seller:  CLC Limited Partnership
     Purchaser:  PAH Acquisition Corporation

2.   148-Room Wyndham Novi, Detroit, Michigan
     Seller:  Novi Garden Hotel Associates
     Purchaser:  PAH Acquisition Corporation

                                   EXHIBIT D
                                   ---------

                             WYNDHAM COMFORT LETTER


                                 July ___, 1996


Paine Webber Real Estate Securities Inc.,
its successors, assigns, designees and/or affiliates
1285 Avenue of the Americas, 19th Floor
New York, New York  10019

Patriot American Hospitality Partnership, L.P.,
its successors, assigns, designees and/or affiliates
3030 LBJ Freeway, Suite 1500
Dallas, Texas  75234

     Re: Management Agreement by and between and assigned to Crow Hotel Lessee, Inc., a Texas corporation ("Crow"), as amended pursuant to that certain Assignment, Assumption and Modification Agreement dated as of ____________, 1996, and Wyndham Management Corporation, a Delaware corporation ("Wyndham") dated _________________, (as amended and assigned the "Agreement") in connection with the __________ Hotel located at _____________________ ("Hotel")

Gentlemen:

     Wyndham has entered into the above referenced Agreement pertaining to the operation of the Hotel as a Wyndham Hotel. Patriot American Hospitality Partnership, L.P., a Virginia limited partnership ("Patriot"), and Paine Webber Real Estate Securities Inc. ("Paine Webber") have advised us that Paine Webber and Patriot have entered, or are about to enter, into a loan agreement whereby Paine Webber's loan will be secured by a first mortgage on the premises on which the Hotel is situated. Patriot and Paine Webber have requested that we execute this letter agreement with respect to Patriot's rights in the Agreement.

     Wyndham hereby acknowledges and agrees that in the event that the Lease Agreement by and between Patriot and Crow dated as of even date herewith (the "Lease") is terminated for any reason (hereinafter referred to as a "Lease Termination"), then the Agreement may be assumed by any Successor (hereinafter defined) provided such Successor shall not have any liability under the Agreement prior to the date of such assumption by such Successor. As used herein, the term "Successor" shall mean Patriot, Patriot's designee, Paine Webber, Paine Webber's designee, or any third party purchaser pursuant to a foreclosure of the mortgage or other proceeding brought to enforce the rights of the holder of the mortgage or pursuant to a deed in lieu of foreclosure or by any other method. If such Successor assumes the Agreement, the Hotel will continue to be operated as a Wyndham Hotel (or as a Wyndham Hotel and Resort, if applicable) with the use of the Wyndham Hotel and Resort name, logo and other applicable trademarks or trade names, Wyndham's reservation system, marketing and advertising services and other services provided by Wyndham Hotel Corporation and its affiliates ("Wyndham Hotels") to comparable Wyndham hotels for up to four (4) months following the date of such Lease Termination (the "Temporary Usage"). Successor shall pay to Wyndham during the period of Temporary Usage (a) the management fees payable to Wyndham under the Agreement attributable to the period of Temporary Usage and
(b) the fees charged by Wyndham Hotels on a systemwide basis for comparable hotels operating under the Wyndham name which utilize the Wyndham name and services of Wyndham Hotels utilized by the Hotel (the "Trade Name Fees'), unless such termination is due to an Event of Default under the Lease (as such term is defined in the Lease) in which event no Trade Name Fee would be payable during the Temporary Usage period. Such Temporary Usage may be terminated by such Successor on thirty (30) days' notice to Wyndham Hotels.

                              Sincerely,

                              WYNDHAM MANAGEMENT CORPORATION



                              By:___________________________
                              Name:_________________________
                              Title:________________________

                                   SCHEDULE 1
                                   ----------

                                 AUTHORIZATIONS

                                   SCHEDULE 2
                                   ----------

                             Intentionally Deleted

                                   SCHEDULE 3
                                   ----------

                              OCCUPANCY AGREEMENTS

                                   SCHEDULE 4
                                   ----------

                              OPERATING AGREEMENTS

                                   SCHEDULE 5
                                   ----------

                             INTENTIONALLY DELETED

                                   SCHEDULE 6
                                   ----------

                            PERSONAL PROPERTY LEASES